CREDIT AGREEMENT,
dated as of September 29, 2005
among
ANDREW CORPORATION
and
DESIGNATED SUBSIDIARIES OF ANDREW CORPORATION,
as Borrowers,
and
CERTAIN COMMERCIAL LENDING INSTITUTIONS,
as the Lenders,
and
BANK OF AMERICA, N.A.,
as the Administrative Agent, Swing Line Lender, Foreign Swing Line Lender and L/C Issuer,
and
CITICORP NORTH AMERICA, INC.,
as Syndication Agent,
and
FIFTH THIRD BANK (CHICAGO), HARRIS N.A.,
U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A.,
as Co-Documentation Agents
and
BANC OF AMERICA SECURITIES LLC,
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Sole Book Managers

i

	4.1.2 Subsidiary Guarantor Resolutions, etc	66
	4.1.3 Delivery of Notes	67
	4.1.4 Delivery of Subsidiary Guaranty	67
	4.1.5 Payment of Outstanding Indebtedness, etc	67
	4.1.6 Opinion of Counsel	67
	4.1.7 Certificate of Consents, Licenses and Approvals	67
	4.1.8 Certificate of Authorized Corporate Officer	68
	4.1.9 Compliance Certificate	68
	4.1.10 Further Assurances	68
	4.1.11 Expenses, etc	68
4.2	Initial Borrowing of a Designated Subsidiary	68
	4.2.1 Designated Subsidiary Request and Assumption Agreement	68
	4.2.2 Notes	68
	4.2.3 Authorizations and Approvals	68
	4.2.4 Guaranty	68
	4.2.5 Resolutions	69
	4.2.6 Incumbency	69
	4.2.7 Opinion of Counsel	69
4.3	Conditions to all Credit Extensions	69
ARTICLE V	REPRESENTATIONS AND WARRANTIES	70
5.1	Organization, etc	70
5.2	Due Authorization, Non-Contravention, etc	70
5.3	Government Approval, Regulation, etc	71
5.4	Validity, etc	71
5.5	Financial Statements; No Material Adverse Effect; No Internal Control Event	71
5.6	Solvency	72
5.7	Litigation, Labor Controversies, etc	72
5.8	Subsidiaries	72
5.9	Partnerships; Joint Ventures	72
5.10	Ownership of Properties	72
5.11	Taxes	73
5.12	Insurance	73
5.13	Pension and Welfare Plans	73
5.14	Environmental Warranties	73
5.15	Regulations U and X	74
5.16	Indebtedness	75
5.17	Accuracy of Information	75
ARTICLE VI	COVENANTS	75
6.1	Affirmative Covenants	75
	6.1.1 Financial Information, Reports, Notices, etc	75
	6.1.2 Compliance with Laws, etc	78
	6.1.3 Insurance	78
	6.1.4 Environmental Covenant	78
	6.1.5 Subsidiary Guarantors	79
	6.1.6 Maintenance of Most Favored Lender Status	79

	6.1.7 Inspection Rights	79
6.2	Negative Covenants	80
	6.2.1 Liens	80
	6.2.2 Financial Covenants	81
	6.2.3 Investments	81
	6.2.4 Consolidation, Merger, etc	82
	6.2.5 Asset Dispositions, etc	83
	6.2.6 Transactions with Affiliates	84
	6.2.7 Negative Pledges, Restrictive Agreements, etc	85
	6.2.8 Business Activities	85
	6.2.9 Consolidated Total Debt	85
	6.2.10 Restricted Payments	85
ARTICLE VII	EVENTS OF DEFAULT	86
7.1	Events of Default	86
	7.1.1 Non-Payment of Obligations	86
	7.1.2 Breach of Warranty	86
	7.1.3 Non-Performance of Certain Covenants and Obligations	86
	7.1.4 Non-Performance of Other Covenants and Obligations	86
	7.1.5 Default on Other Indebtedness	86
	7.1.6 Judgments	87
	7.1.7 Pension Plans	87
	7.1.8 Control of the Company	87
	7.1.9 Bankruptcy, Insolvency, etc	87
	7.1.10 Loan Documents	88
7.2	Remedies Upon Event of Default	88
7.3	Application of Funds	89
ARTICLE VIII	ADMINISTRATIVE AGENT	89
8.1	Appointment and Authority	89
8.2	Rights as a Lender	90
8.3	Exculpatory Provisions	90
8.4	Reliance by Administrative Agent	91
8.5	Delegation of Duties	91
8.6	Resignation of Administrative Agent	91
8.7	Non-Reliance on Administrative Agent and Other Lenders	92
8.8	No Other Duties, Etc	92
8.9	Administrative Agent May File Proofs of Claim	93
8.10	Guaranty Matters	93
ARTICLE IX	MISCELLANEOUS	94
9.1	Amendments, Etc	94
9.2	Notices; Effectiveness; Electronic Communication	95
9.3	No Waiver; Cumulative Remedies	97
9.4	Expenses; Indemnity; Damage Waiver; Foreign Exchange Indemnity	97
9.5	Payments Set Aside	99
9.6	Successors and Assigns	100

9.7	Treatment of Certain Information; Confidentiality	104
9.8	Right of Setoff	105
9.9	Interest Rate Limitation	105
9.10	Counterparts; Integration; Effectiveness	106
9.11	Survival of Representations and Warranties	106
9.12	Severability	106
9.13	Replacement of Lenders	106
9.14	Governing Law; Jurisdiction; Etc	107
9.15	Waiver of Jury Trial	108
9.16	USA PATRIOT Act Notice	108
9.17	Designated Senior Indebtedness	108
9.18	Entire Agreement	108

SCHEDULES AND EXHIBITS

SCHEDULE 1.1(A)	Existing Letters of Credit
SCHEDULE 1.1(B)	Mandatory Cost Rate
SCHEDULE 2.1	Commitments and Applicable Percentages
SCHEDULE 9.2	Eurocurrency and Domestic Lending Offices, Addresses for Notices
SCHEDULE 9.6	Processing and Recordation Fees
EXHIBIT A	Committed Loan Notice
EXHIBIT B-1	Swing Line Loan Notice
EXHIBIT B-2	Foreign Swing Line Loan Notice
EXHIBIT C-1	Committed Loan Note
EXHIBIT C-2	Swing Line Note
EXHIBIT C-3	Foreign Swing Line Note
EXHIBIT D	Company Guaranty
EXHIBIT E-1	Designated Subsidiary Request and Assumption Agreement
EXHIBIT E-2	Designated Subsidiary Notice
EXHIBIT F	Compliance Certificate
EXHIBIT G	Assignment and Assumption
EXHIBIT H	Subsidiary Guaranty
EXHIBIT I	Opinion of Counsel to the Company and the Subsidiary Guarantor
EXHIBIT J	Notice of Purchase of Margin Stock
EXHIBIT K	Acquisition Notice

DISCLOSURE SCHEDULE

Item 4.1.5	Indebtedness to be Repaid
Item 5.7	Litigation
Item 5.8	Existing Subsidiaries
Item 5.9	Partnerships and Joint Ventures
Item 5.13	Employee Benefit Plans
Item 5.14	Environmental Matters
Item 5.16	Indebtedness
Item 6.2.1	Existing Liens
Item 6.2.3(a)	Ongoing Investments

v

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT, dated as of September 29, 2005 among (i) ANDREW CORPORATION, a Delaware corporation (the “Company”) and Designated Subsidiaries (hereafter defined) of the Company as are now or may hereafter become parties hereto (collectively, together with the Company, the “Borrowers”), (ii) the various financial institutions as are now or may become parties hereto (collectively, the “Lenders”), (iii) BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Lenders, (iv) CITICORP NORTH AMERICA, INC., as syndication agent (the “Syndication Agent”) and (v) FIFTH THIRD BANK (CHICAGO), HARRIS N.A., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A., as Co-Documentation Agents.

W I T N E S S E T H:

        WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

        1.1      Defined Terms below:

        “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or any Subsidiary of the Company is the surviving entity.

        “Administrative Agent” means Bank of America in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

        “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

        “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        “Agent/Arrangers Fee Letters” has the meaning set forth in Section 2.10(b).

        “Aggregate Commitments” means the Commitments of all the Lenders.

        “Agreement” means, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

        “Alternative Currency” means each of Euro, Sterling, Swiss Francs, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.5.

        “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

        “Alternative Currency Sublimit” means $75,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

        “Applicable Commitment Fee Percentage” shall mean, for any Fiscal Quarter, the percentage set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

		Applicable Commitment Fee Percentage
Pricing Level	Consolidated Total Debt to EBITDA Ratio	Credit Facility Usage less than 33%	Credit Facility Usage equal to or greater than 33%
1	equal to or greater than 2.50 to 1.0	0.375%	0.325%

2	less than 2.50 to 1.0,	0.30%	0.25%
	but equal to or greater than 2.0 to 1.0

3	less than 2.0 to 1.0,	0.25%	0.20%
	but equal to or greater than 1.50 to 1.0

4	less than 1.50 to 1.0,	0.20%	0.15%
	but equal to or greater to 1.0 to 1.0

5	Less than 1.0	0.175%	0.125%

For purposes of the foregoing, the Applicable Commitment Fee Percentage at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable Commitment Fee Percentage shall, except as otherwise provided herein, become effective for all purposes on the date the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) are required to be provided for the applicable fiscal period; provided, however, that until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending September 30, 2005, the Applicable Unused Fee Percentage shall be determined based upon Pricing Level 2. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, the Applicable Commitment Fee Percentage shall be determined based upon Pricing Level 1 until such certificate and the applicable financial statements are delivered.

        “Applicable L/C Fee Rate” shall mean, for any Fiscal Quarter, the percentage set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Pricing Level	Consolidated Total Debt to EBITDA Ratio	Applicable L/C Fee Rate
1	equal to or greater than 2.50 to 1.0	1.75%

2	less than 2.50 to 1.0,	1.50%
	but equal to or greater than 2.0 or 1.0

3	less than 2.0 to 1.0,	1.25%
	but equal to or greater than 1.50 to 1.0

4	less than 1.50 to 1.0,	1.0%
	but equal to or greater than 1.0 to 1.0

5	less than 1.0 to 1.0	0.75%

For purposes of the foregoing, the Applicable L/C Fee Rate at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable L/C Fee Rate shall, except as otherwise provided herein, become effective for all purposes on the date the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) are required to be provided for the applicable fiscal period; provided, however, that until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending September 30, 2005, the Applicable L/C Fee Rate shall be determined based upon Pricing Level 2. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, the Applicable L/C Fee Rate shall be determined based upon Pricing Level 1 until such certificate and the applicable financial statements are delivered.

        “Applicable Margin” means, for any Fiscal Quarter, the margin set forth below opposite the Consolidated Total Debt to EBITDA Ratio as of the last day of the preceding Fiscal Quarter:

Pricing Level	Consolidated Total Debt to EBITDA Ratio	Applicable Margin
1	equal to or greater than 2.50 to 1.0	1.75%

2	less than 2.50 to 1.0,	1.50%
	but equal to or greater than 2.0 to 1.0

3	less than 2.0 to 1.0,	1.25%
	but equal to or greater than 1.50 to 1.0

4	less than 1.50 to 1.0,	1.0%
	But equal to or greater than 1.0 to 1.0

5	less than 1.0 to 1.0	0.75%

For purposes of the foregoing, the Applicable Margin at any time shall be determined by reference to the Consolidated Total Debt to EBITDA Ratio as of the last day of the most recently ended Fiscal Quarter and any change in the Applicable Margin shall become effective for all purposes on the date the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) are required to be provided for the applicable fiscal period; provided, however, that until the certificate and financial statements have been delivered to the Administrative Agent for the Fiscal Quarter ending September 30, 2005, the Applicable Margin for Eurocurrency Rate Loans shall be determined by reference to Pricing Level 2. Notwithstanding the foregoing, at any time during which the Company has failed to deliver the certificate and applicable financial statements described in Sections 6.1.1(a), 6.1.1(b) and 6.1.1(c) with respect to a Fiscal Quarter (or the Fiscal Year in the case of the fourth Fiscal Quarter) in accordance with the provisions thereof, the Applicable Margin shall be determined by reference to Pricing Level 1 until such certificate and the applicable financial statements are delivered.

        “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 7.2 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

        “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

        “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        “Arrangers” means Banc of America Securities LLC and Citigroup Global Markets Inc., in their capacity as joint lead arrangers and joint book managers.

        “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

        “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

        “ATP” means Andrew Telecommunication Products Srl.

        “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended September 30, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

        “Authorized Corporate Officer” means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 4.1.1 with respect to the Company, pursuant to Section 4.1.2 with respect to the Subsidiary Guarantor and pursuant to Section 4.2.6 with respect to each Designated Subsidiary.

        “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.6, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 7.2.

        “Bank of America” means Bank of America, N.A. and its successors.

        “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

        “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

        “Borrower State” means a jurisdiction in which a Borrower is treated as resident for tax purposes.

        “Borrowers” has the meaning specified in the preamble.

        “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

        “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

    (a)        if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

    (b)        if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

    (c)        if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

    (d)        if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

        “Capitalized Lease” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than, in the case of the Company or a Subsidiary of the Company, any such lease under which the Company or such Subsidiary is the lessor.

        “Capitalized Lease Liabilities” of any Person means the amount of all capitalized monetary obligations of such Person under any Capitalized Lease, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        “Cash Collateralize” has the meaning specified in Section 2.3(g).

        “Cash Equivalent Investment” means, at any time as to any Person, any investment that is classified under GAAP as a short term investment and is consistent with such Person’s internal guidelines regarding liquidity and short term investments.

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Action of 1986, as thereafter amended.

        “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

        “Change in Control” means an event or series of events by which:

    (a)        any “person” or “group” (as such terms are used Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

    (b)        during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

    (c)        any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

        “Closing Date” means the first date all the conditions precedent in Section 4.1 (and Section 4.2 with respect to the Designated Subsidiaries specified in Section 2.16(a)) are satisfied or waived in accordance with Section 9.1.

        “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 or pursuant to the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

        “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

        “Committed Loan” has the meaning specified in Section 2.1.

        “Committed Loan Note” means a promissory note made by the Company or any Designated Subsidiary in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit C-1.

        “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A.

        “Company” has the meaning specified in the preamble.

        “Company Guaranty” means a Guaranty executed and delivered by the Company pursuant to Section 4.2.4 substantially in the form of Exhibit D hereto, as amended, supplemented, restated or otherwise modified from time to time.

        “Compliance Certificate” means a certificate substantially in the form of Exhibit F.

        “Consolidated Capital Expenditures” means, with respect to any Person for any period of determination, all payments, including without limitation, payments with respect to Capital Lease Obligations, for any fixed assets or improvements, or replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

        “Consolidated Current Liabilities” means, with respect to any Person at any date of determination thereof, the consolidated current liabilities of such Person and its consolidated Subsidiaries as determined in accordance with GAAP.

        “Consolidated EBITDA” means, with respect to any Person for any period of determination, Consolidated Operating Income of such Person for such period, plus, without duplication, (i) depreciation, (ii) amortization and (iii) interest income of such Person and its consolidated Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.

        “Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period of determination, the ratio of (i) the remainder of (x) Consolidated EBITDA for the four immediately preceding Fiscal Quarters, minus (y) Consolidated Capital Expenditures for the four immediately preceding Fiscal Quarters, other than Consolidated Capital Expenditures made in connection with any Acquisition permitted under this Agreement, to (ii) the sum of (A) cash payments of Consolidated Interest Charges for the four immediately preceding Fiscal Quarters, plus (B) scheduled principal payments on any items of the types described in clauses (a), (c) or (f) of the definition of Indebtedness of such Person for the four immediately succeeding Fiscal Quarters (excluding any amounts scheduled to be paid as the result of the maturity of any revolving credit facility, line of credit or similar credit facility), plus (c) all cash dividends paid in respect of the capital stock of such Person during the four immediately preceding Fiscal Quarters.

        “Consolidated Funded Debt” means, with respect to any Person at any date of determination thereof, the sum on such date of (a) such Person’s Consolidated Long-Term Debt and (b) the aggregate present values of the principal portion of all Capitalized Lease Liabilities of such Person and its consolidated Subsidiaries on a consolidated basis.

        “Consolidated Interest Charges” means, with respect to any Person, for any period of determination, the sum of (a) all interest, premium payments, fees, charges and related expenses of such Person and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of such Person and its Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

        “Consolidated Long-Term Debt” means, with respect to any Person at any date of determination thereof, Indebtedness of such Person and its consolidated Subsidiaries which is included in clauses (a), (c) and (f) of the definition of Indebtedness, the final maturity of which is more than twelve (12) months after such date of determination.

        “Consolidated Net Assets” means, with respect to any Person at any date of determination thereof, such Person’s Consolidated Total Assets minus such Person’s Consolidated Current Liabilities.

        “Consolidated Net Worth” means, with respect to any Person at any date of determination thereof, the total of shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of such Person and its consolidated Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

        “Consolidated Operating Income” means, with respect to any Person for any period of determination, the operating income of such Person and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

        “Consolidated Senior Debt” means, with respect to any Person at any date of determination thereof, Consolidated Total Debt of such Person, less such portion, if any, of the Consolidated Total Debt of such Person that is comprised of Subordinated Debt issued upon terms and conditions and pursuant to documentation in form and content acceptable to the Administrative Agent.

        “Consolidated Senior Debt to EBITDA Ratio” means, with respect to any Person at any time of determination thereof, the ratio of (i) Consolidated Senior Debt of such Person, to (ii) Consolidated EBITDA of such Person for the four immediately preceding Fiscal Quarters.

        “Consolidated Tangible Net Worth” means, with respect to any Person at any date of determination thereof, (i) Consolidated Net Worth of such Person on that date, less (ii) all assets of such Person and its consolidated Subsidiaries as are properly classified as intangible assets in accordance with GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

        “Consolidated Total Assets” means, with respect to any Person at any date of determination thereof, the total amount of all assets of such Person and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

        “Consolidated Total Tangible Assets” means, with respect to any Person at any date of determination thereof, (i) Consolidated Total Assets, less (ii) all assets of such Person and its consolidated Subsidiaries as are properly classified as intangible assets in accordance with GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

        “Consolidated Total Capitalization” means, with respect to any Person at any date of determination thereof, the sum on such date of (a) Consolidated Funded Debt of such Person plus (b) Consolidated Net Worth of such Person.

        “Consolidated Total Debt” means, with respect to any Person at any date of determination thereof, the aggregate amount of those items of Indebtedness of such Person and its consolidated Subsidiaries included in clauses (a), (b), (c), (e), (f) and (g) of the definition of “Indebtedness” determined on a consolidated basis in accordance with GAAP.

        “Consolidated Total Debt to EBITDA Ratio” means, with respect to any Person at any date of determination thereof, the ratio of (i) the Consolidated Total Debt of such Person, to (ii) Consolidated EBITDA of such Person for the four immediately preceding Fiscal Quarters.

        “Contingent Liability” means, with respect to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

        “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

        “Credit Extension” means each of the following: (a) a Committed Borrowing, (b) a borrowing of a Swing Line Loan, (c) a borrowing of a Foreign Swing Line Loan, and (d) an L/C Credit Extension.

        “Credit Facility Usage” shall mean, for any Fiscal Quarter, the percentage of the Aggregate Commitments represented by the actual daily amount during such calendar quarter of the sum of (i) the Outstanding Amount of Committed Loans, plus (ii) the Outstanding Amount of L/C Obligations.

        “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

        “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable L/C Fee Rate plus 2% per annum.

        “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

        “Designated Subsidiary” means any Subsidiary identified as such in Section 2.16(a) or in a Designated Subsidiary Request and Assumption Agreement.

        “Designated Subsidiary Request and Assumption Agreement” is defined in Section 2.16(b).

        “Disclosure Schedule” means the Disclosure Schedule attached hereto.

        “Dollar” and “$” means lawful money of the United States of America.

        “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

        “Dollar Loan” means any Loan denominated in Dollars.

        “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

        “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

        “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

        “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

        “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        “Equity Interests” means (a) with respect to a corporation, shares of the capital stock of such corporation and (b) with respect to a partnership, limited liability company or other person, partnership, limited liability or other equity interests in such Person.

        “Equity Issuance” means any issuance and sale by the Company or by any Subsidiary to a Person other than the Company or any Subsidiary, of any Equity Interests of the Company or any Subsidiary or any Rights in respect thereof.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

        “ERISA Affiliate” means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA, or a member of the same affiliated service group within the meaning of section 414(m) of the Code.

        “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

        “Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate

        “Eurocurrency Rate” means for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or in the case of Eurocurrency Rate Loans denominated in Sterling, on the date of the commencement of such Interest Period).

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

        “Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate or a Foreign Swing Line Loan. Eurocurrency Rate Loans (other than Foreign Swing Line Loans) may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency and all Foreign Swing Line Loans must be Eurocurrency Rate Loans.

        “Event of Default” is defined in Section 7.1.

        “Excess Portion” is defined in Section 6.2.5.

        “Existing Letters of Credit” means the letters of credit listed on Schedule 1.1(A).

        “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political subdivision thereof) as a result of the existence of any present or former connection between such recipient and the jurisdiction, other than the mere being a party to this Agreement and other Loan Documents or the receipt of payments hereunder or in respect hereof, including without limitation such recipient being or having been a resident thereof, or being or having been engaged in a trade or business therein or having a permanent establishment, office, fixed base or branch therein, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any office of such recipient is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 9.13), any withholding tax that would be imposed if amounts were payable to such Foreign Lender under this Agreement at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.1(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 3.1(e).

        “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

        “Fiscal Quarter” means any quarter of a Fiscal Year.

        “Fiscal Year” means any period of twelve consecutive calendar months ending on September 30th; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the “2005 Fiscal Year”) refer to the Fiscal Year ending on the September 30th occurring during such calendar year.

        “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. For purposes of Section 3.1 and the definitions of “Taxes,” “Excluded Taxes,” “Indemnified Taxes,” and “Other Taxes,” the term “Foreign Lender” also includes any Foreign L/C Issuer.

        “Foreign L/C Issuer” means, with respect to any Borrower, any L/C Issuer that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        “Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

        “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

        “Foreign Swing Line” means the revolving credit facility made available by the Foreign Swing Line Lender pursuant to Section 2.5.

        “Foreign Swing Line Borrowing” means a borrowing of a Foreign Swing Line Loan pursuant to Section 2.5.

        “Foreign Swing Line Lender” means Bank of America in its capacity as provider of Foreign Swing Line Loans, or any successor foreign swing line lender hereunder.

        “Foreign Swing Line Loan” has the meaning specified in Section 2.5(a).

        “Foreign Swing Line Note” means a promissory note made by a Designated Subsidiary in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit C-3.

        “Foreign Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.4(b), which, if in writing, shall be substantially in the form of Exhibit B-2.

        “Foreign Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Commitments. The Foreign Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

        “FRB ” means the Board of Governors of the Federal Reserve System of the United States.

        “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

        “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

        “Hazardous Materials” means:

(a) any “hazardous substance”, as defined in Section 101(14) of CERCLA;

(b) any petroleum product; or

    (c)               any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders binding on the Company or any of its Subsidiaries) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

        “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

        “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification:

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

    (c)               which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Section 6.2.

        “Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) net liabilities of such Person under all Hedging Obligations;

    (f)               whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

        “Indemnified Taxes” means Taxes other than Excluded Taxes.

        “Indemnitees” has the meaning specified in Section 9.4(b).

        “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

        “Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice or such other period that is twelve months or less requested by the Company and consented to by all the Lenders; provided that:

    (i)               any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

    (ii)               any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the scheduled Maturity Date.

        “Internal Control Event” means a fraud that involves management or other employees who have a significant role in, the Company’s internal controls over financial reporting, in each case as described in the Securities Laws.

        “Investment” means, relative to any Person,

(a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

(b) any Contingent Liability of such Person; and

(c) any ownership or similar interest held by such Person in any other Person which is not a Subsidiary of such Person.

        The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

        “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

        “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

        “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

        “L/C Advance” means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Applicable Percentage.

        “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

        “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

        “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

        “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.9. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

        “Lenders” has the meaning specified in the preamble and, as the context requires, includes the Swing Line Lender and the Foreign Swing Line Lender. For purposes of Section 3.1 and the definitions of “Taxes,” “Excluded Taxes,” “Indemnified Taxes,” and “Other Taxes,” the term “Lender” also includes the L/C Issuer.

        “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

        “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

        “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

        “Letter of Credit Expiration Date” means the day that is ten days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

        “Letter of Credit Fee” has the meaning specified in Section 2.3(i).

        “Letter of Credit Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

        “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

        “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan or a Foreign Swing Line Loan.

        “Loan Documents” means this Agreement, the Notes, each Issuer Document, the Agent/Arrangers Fee Letters, the Company Guaranty, each Subsidiary Guaranty and each other agreement, document or instrument delivered in connection with this Agreement, the Notes, each Issuer Document, the Agent/Arrangers Fee Letters, each Company Guaranty and each Subsidiary Guaranty.

        “Loan Parties” means, collectively, the Borrowers and each Subsidiary Guarantor.

        “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1(B).

        “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

        “Material Subsidiary” means any Subsidiary of the Company which as of any date of determination (i) owned 15% or more of the Consolidated Total Tangible Assets of the Company, or (ii) from and after January 1, 2009, if the Administrative Agent so notifies the Company in writing, owned 10% or more of the Consolidated Total Tangible Assets of the Company.

        “Maturity Date” means September 29, 2010.

        “Notes” means, collectively, the Committed Loan Notes, the Swing Line Note and the Foreign Swing Line Note.

        “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit or arising under any Swap Contract of any Borrower to which any Lender or any Affiliate of any Lender is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

        “Obligor” means the Company, each other Borrower and the Guarantor(s) or any other Person (other than the Administrative Agent, the L/C Issuer or any Lender) obligated under any Loan Document.

        “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

        “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        “Outstanding Amount” means (i) with respect to Committed Loans, Swing Line Loans and Foreign Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, Swing Line Loans and Foreign Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

        “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Foreign Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

        “Participant” has the meaning specified in Section 9.6(d).

        “Participating Member State” means each state so described in any EMU Legislation.

        “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        “Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Company or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

        “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or any ERISA Affiliate.

        “Platform” has the meaning specified in Section 6.1.1.

        “Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of incorporation or organization and which exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and the authority of decision-making.

        “Quotation Date” means, for any Interest Period, (a) for any currency other than Sterling, the date two Business Days prior to the commencement of such Interest Period and (b) for Sterling, the first day of such Interest Period; provided that if market practice differs in the relevant interbank market for any currency, the “Quotation Date” for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the “Quotation Date” shall be the last of such days).

        “Register” has the meaning set forth in Section 9.6(c).

        “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

        “Release” means a “release”, as such term is defined in CERCLA.

        “Reportable Event” has the meaning given to such term in ERISA.

        “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, (c) with respect to a Swing Line Loan, a Swing Line Loan Notice, and (d) with respect to a Foreign Swing Line Loan, a Foreign Swing Line Loan Notice.

        “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 7.2, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and Foreign Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

        “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.2, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, the Closing Date, and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

        “Rights” means, with respect to any Person, warrants, options or other rights to acquire Equity Interests in such Person.

        “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

        “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

        “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

        “Senior Note Agreements” means, collectively, (i) those Note Agreements, each dated as of September 1, 1990, between the Company and certain purchasers, providing for the sale by the Company of its 9.52% Senior Notes due September 30, 2005, as such Note Agreements are amended, modified or supplemented from time to time, and (ii) the Note Assumption and Exchange Agreement, dated as of July 15, 2003, among the Company, Allen Telecom Inc. and the purchasers named therein, as such agreement is amended, modified or supplemented from time to time.

        “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

        “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

        “Sterling” means the lawful currency of the United Kingdom.

        “Subordinated Debt” means Indebtedness subordinated to the Obligations.

        “Subordinated Note Documents” means, collectively, the Indenture dated as of August 8, 2003 between the Company and BNY Midwest Trust Company, as trustee, and the Convertible Subordinated Notes issued pursuant thereto.

        “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

        “Subsidiary Guaranty” means each Continuing Guaranty made by the Subsidiary Guarantor(s) in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit H.

        “Subsidiary Guarantor(s)” means Andrew Amplifiers, Inc. and any other Material Subsidiary that becomes a Guarantor by delivering the documents required by Section 6.1.5.

        “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

        “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.4.

        “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.4.

        “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

        “Swing Line Loan” has the meaning specified in Section 2.4(a).

        “Swing Line Note” means a promissory note made by the Company in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit C-2.

        “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.4(b), which, if in writing, shall be substantially in the form of Exhibit B.

        “Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

        “Swiss Borrower” means a Borrower incorporated under the laws of Switzerland or which is treated for tax purposes as (i) resident in Switzerland or (ii) having a permanent establishment in Switzerland with which that Lender’s participation in the Loan is effectively connected.

        “Swiss Francs” means the lawful currency of Switzerland.

        “Syndication Agent” is defined in the preamble.

        “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

        “Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment under a Loan.

        “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

        “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

        “Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Borrower State or, where there are more than one Borrower State, with each of the Borrower States, which make(s) provision for full exemption (either by reduction at source of credit) from tax imposed on interest (subject to the completion of any necessary procedural formalities).

        “Type” means with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

        “United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

        “Unreimbursed Amount” has the meaning set forth in Section 2.3(c)(i).

        “Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

        “Yen” means the lawful currency of Japan.

        1.2     Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

    (a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

    (b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

        1.3     Accounting Terms.

    (a)        Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

    (b)        Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); providedthat, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

        1.4     Exchange Rates; Currency Equivalents.

    (a)        The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

    (b)        Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

        1.5     Additional Alternative Currencies.

    (a)        The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;”provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

    (b)        Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Chicago time, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., Chicago time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

    (c)        Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.5, the Administrative Agent shall promptly so notify the Company.

        1.6     Change of Currency.

    (a)        Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

    (b)        Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

    (c)        Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

        1.7     Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

        1.8     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

        1.9     Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

        2.1     Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, the Dollar Equivalent of (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Foreign Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) the aggregate Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.1, prepay under Section 2.6, and reborrow under this Section 2.1. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

        2.2     Borrowings, Conversions and Continuations of Committed Loans.

    (a)        Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., Chicago time, (i) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, (ii) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, and (iii) on the requested date of any Committed Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by an Authorized Corporate Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.3(c) and 2.4(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) the applicable Borrower, (ii) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Committed Loans to be borrowed, converted or continued, (v) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (vi) the currency of the Committed Loans to the borrowed, and (vii) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made or continued as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in a currency other than Dollars, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

    (b)        Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., Chicago time, in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.3 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Company or other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Company; provided, however, that if, on the date of the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the applicable Borrower as provided above.

    (c)        Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

    (d)        The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Eurocurrency Rate Loan upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

    (e)        After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than eight Interest Periods in effect with respect to Committed Loans.

        2.3     Letters of Credit.

(a) The Letter of Credit Commitment.

    (i)        Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrowers, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower and any drawings thereunder; provided after giving effect to any L/C Credit Extension with respect to any Letter of Credit, the Dollar Equivalent of (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Foreign Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur more than 360 days after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

    (A)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

    (C)        except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

    (G)        a default of any Lender’s obligations to fund under Section 2.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

    (v)        The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

    (vi)        The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

    (i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Authorized Corporate Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., Chicago time, at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

    (ii)        Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

    (iii)        If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a period of time (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.3 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

    (iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

    (i)        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrowers shall reimburse the L/C Issuer in such Alternative Currency, unless the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrowers will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m., Chicago time, on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency (the “Unreimbursed Amount”), and such Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.3 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.3(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

    (ii)        Each Lender shall upon any notice pursuant to Section 2.3(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., Chicago time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

    (iii)        With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.3 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.

    (iv)        Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.3(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

    (v)        Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company or any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.3 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

    (vi)        If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

    (i)        At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

    (ii)        If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.3(c)(i) is required to be returned under any of the circumstances described in Section 9.5 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

    (e)        Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

    (ii)        the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

    (iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

    (iv)        any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

    (vi)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

    (f)        Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, or any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as any of them may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, or their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    (g)        Cash Collateral. Upon the request of the Administrative Agent or the Required Lenders, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to the Dollar Equivalent of such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). Sections 2.5 and 7.2(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.3, Section 2.5and Section 7.2(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Company hereby agrees to execute and deliver to the Administrative Agent at the time the Outstanding Amount of L/C Obligations are to be Cash Collateralized such documents and instruments as the Administrative Agent shall determine are necessary or desirable in order to cause the Company to grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

    (h)        Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

    (i)        Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable L/C Fee Rate per annum times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable L/C Fee Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, the amount of such Letter of Credit to be determined in accordance with Section 1.9. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

    (j)        Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the Dollar Equivalent of the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.9. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

    (l)        Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

        2.4     Swing Line Loans.

    (a)        The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees in reliance upon the agreements of the other Lenders set forth in this Section 2.4 to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Dollar Equivalent of the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations and Foreign Swing Line Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, the Dollar Equivalent of (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of Foreign Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.4, prepay under Section 2.5, and reborrow under this Section 2.4; provided, however, that the Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to the Company. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

    (b)        Borrowing Procedures. Unless the Swing Line Lender has notified the Company that the Swing Line has been terminated or suspended as provided in Section 2.4, each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., Chicago time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Authorized Corporate Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., Chicago time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.4(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., Chicago time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of the applicable Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

    (i)        The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably request the Swing Line Lender to act on their behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.3. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m., Chicago time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.4(c)(ii), each Lender that so makes funds available shall be deemed to have made a Committed Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

    (ii)        If for any reason any Swing Line Loan cannot be refinanced by such Committed Borrowing in accordance with Section 2.4(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4(c)(i) shall be deemed payment in respect of such participation.

    (iii)        If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

    (iv)        Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to Section 2.4(c) is subject to the conditions set forth in Section 4.3. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

    (i)        At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will promptly distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

    (ii)               If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under the circumstances described in Section 9.5 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

    (e)        Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or participation pursuant to this Section 2.4 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

        2.5     Foreign Swing Line Loans.

    (a)        The Foreign Swing Line. Subject to the terms and conditions set forth herein, the Foreign Swing Line Lender agrees in reliance upon the agreements of the other Lenders set forth in this Section 2.5 to make loans in one or more Alternative Currencies (each such loan, a “Foreign Swing Line Loan”) to any Designated Subsidiary that has executed and delivered to the Foreign Swing Line Lender a Foreign Swing Line Note from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Foreign Swing Line Sublimit, notwithstanding the fact that such Foreign Swing Line Loans, when aggregated with the Dollar Equivalent of the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations and Foreign Swing Line Loans of the Lender acting as Foreign Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Foreign Swing Line Loan, the Dollar Equivalent of (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans , plus, such Lender’s Applicable Percentage of the Outstanding Amount of all Foreign Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that no Designated Subsidiary shall use the proceeds of any Foreign Swing Line Loan to refinance any outstanding Foreign Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Designated Subsidiaries may borrow under this Section 2.5, prepay under Section 2.6, and reborrow under this Section 2.5; provided, however, that the Foreign Swing Line Lender may terminate or suspend the Foreign Swing Line at any time in its sole discretion upon 10 Business Days’ notice to the Company (during which time the Foreign Swing Line will remain available). Each Foreign Swing Line Loan shall be a Eurocurrency Rate Loan. Immediately upon the making of a Foreign Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Foreign Swing Line Lender a risk participation in such Foreign Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Foreign Swing Line Loan.

    (b)        Borrowing Procedures. Unless the Foreign Swing Line Lender has notified the Company that the Foreign Swing Line has been terminated or suspended as provided in Section 2.5, each Foreign Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Foreign Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Foreign Swing Line Lender and the Administrative Agent not later than a time mutually agreed to by the Foreign Swing Line Lender, the Administrative Agent and the Company, three Business Days prior to the requested borrowing date, and shall specify (i) the Committed Alternative Currency and amount to be borrowed, which shall be a minimum of U.S. $1,000,000, (ii) the requested borrowing date, which shall be a Business Day, and (iii) reasonably acceptable wire transfer instructions. Each such telephonic notice must be confirmed promptly by delivery to the Foreign Swing Line Lender and the Administrative Agent of a written Foreign Swing Line Loan Notice, appropriately completed and signed by a Authorized Corporate Officer of the Company. Promptly after receipt by the Foreign Swing Line Lender of any telephonic Foreign Swing Line Loan Notice, the Foreign Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Foreign Swing Line Loan Notice and, if not, the Foreign Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Foreign Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) at least one hour prior to the time of the proposed Foreign Swing Line Borrowing (A) directing the Foreign Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.5(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Foreign Swing Line Lender will, through its Lending Office located in the country requested by the Company and approved by the Foreign Swing Line Lender, not later than a time mutually agreed to by the Foreign Swing Line Lender, the Administrative Agent and the Company, on the borrowing date specified in such Foreign Swing Line Loan Notice, make the amount of its Foreign Swing Line Loan available to the applicable Designated Subsidiary at its office by crediting the account of the applicable Designated Subsidiary on the books of the Foreign Swing Line Lender in immediately available funds, or by wire transfer of such funds, in each case in accordance with reasonably acceptable instructions provided to the Foreign Swing Line Lender by the Company.

(c) Refinancing of Foreign Swing Line Loans.

    (i)        The Foreign Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably request the Swing Line Lender to act on their behalf), that each Lender make a Eurocurrency Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Foreign Swing Line Loans then outstanding. Such request shall be made by the Foreign Swing Line Lender in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Eurocurrency Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.3. The Foreign Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Foreign Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., Chicago time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.5(c)(ii), each Lender that so makes funds available shall be deemed to have made a Committed Eurocurrency Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Foreign Swing Line Lender.

    (ii)        If for any reason any Swing Line Loan cannot be refinanced by such Committed Borrowing in accordance with Section 2.5(c)(i), the request for Base Rate Committed Loans submitted by the Foreign Swing Line Lender as set forth herein shall be deemed to be a request by the Foreign Swing Line Lender that each of the Lenders fund its participation in the relevant Foreign Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Foreign Swing Line Lender pursuant to Section 2.5(c)(i) shall be deemed payment in respect of such participation.

    (iii)        If any Lender fails to make available to the Administrative Agent for the account of the Foreign Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5(c) by the time specified in Section 2.5(c)(i), the Foreign Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Foreign Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Foreign Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

    (iv)        Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Foreign Swing Line Loans pursuant to this Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Foreign Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing;provided, however, that each Lender’s obligation to make Committed Loans pursuant to Section 2.4(c) is subject to the conditions set forth in Section 4.3.No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Foreign Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

    (i)        At any time after any Lender has purchased and funded a participation in a Foreign Swing Line Loan, if the Foreign Swing Line Lender receives any payment on account of such Foreign Swing Line Loan, the Foreign Swing Line Lender will promptly distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Foreign Swing Line Lender.

    (ii)        If any payment received by the Foreign Swing Line Lender in respect of principal or interest on any Foreign Swing Line Loan is required to be returned by the Foreign Swing Line Lender under the circumstances described in Section 9.5 (including pursuant to any settlement entered into by the Foreign Swing Line Lender in its discretion), each Lender shall pay to the Foreign Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Foreign Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

    (e)        Interest for Account of Foreign Swing Line Lender. The Foreign Swing Line Lender shall be responsible for invoicing the applicable Designated Subsidiary for interest on the Foreign Swing Line Loans. Until each Lender funds its Eurocurrency Rate Loan or participation pursuant to this Section 2.5 to refinance such Lender’s Applicable Percentage of any Foreign Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Foreign Swing Line Lender.

    (f)        Payments Directly to Foreign Swing Line Lender. The applicable Designated Subsidiary shall make all payments of principal and interest in respect of the Foreign Swing Line Loans directly to the Foreign Swing Line Lender.

        2.6     Prepayments.

    (a)        Each Borrower may, upon notice by the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., Chicago time, (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Note Currencies) prior to the date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $500,000 or a whole multiple of $500,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

    (b)        The Company may, upon notice by the Company to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., Chicago time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

    (c)        The applicable Designated Subsidiary may, upon notice by the Company to the Foreign Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Foreign Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 4:00 p.m., Italy time, on the Business Day prior to the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of U.S.$100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the applicable Designated Subsidiary shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

    (d)        If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Company shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.6(d) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

        2.7     Reduction or Termination of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., (Chicago time) three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $5,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or the Foreign Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

        2.8     Repayment of Loans.

(a) The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date.

(c) The Borrowers shall repay each Foreign Swing Line Loan on the earlier of (i) demand by the Foreign Swing Line Lender and (ii) the Maturity Date.

        2.9     Interest.

    (a)        Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

    (b)        (i)        If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

    (ii)        If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

    (iii)        Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

    (c)        Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

        2.10     Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.3:

    (a)        Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee Percentage times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans plus (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

    (b)        Arrangement and Agency Fees. The Company shall pay to the Arrangers and the Administrative Agent for the Arrangers’ and the Administrative Agent’s own accounts, such non-refundable fees as may be from time to time separately agreed to among the Company, the Arrangers and the Administrative Agent in letter agreements (the “Agent/Arranger Fee Letters”).

        2.11     Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice a higher yield to the payee thereof than a method based on a year of 365 or 366 days, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

        2.12     Recalculation of Interest. If a Tax Deduction is required by law to be made by a Borrower in respect of any interest payable by it under this Agreement and if Section 3.1(a) is unenforceable for any reason in respect of such Borrower:

    (a)        the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have been applied to that interest payment (as provided for in Section 2.9 and 2.11 in the absence of this Section 2.12), (ii) divided by 1 minus the minimal permissible rate at which the relevant Tax Deduction is required to be made in view of domestic tax law and/or applicable Treaties (where the rate at which the relevant Tax Deduction is required to be made is, for this purpose, expressed as a fraction of one (1)); and

    (b)        that Borrower shall be obliged (i) to pay the relevant interest at the adjusted rate in accordance with this Section 2.12 and (ii) shall make the Tax Deduction on the recalculated interest at the rate used above in Section 2.12(a); and

(c) all references to a rate of interest in Section 2.9 and Section 2.11 shall be construed accordingly.

        2.13     Evidence of Debt.

    (a)        The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Committed Loan Note and/or a Swing Line Note and/or a Foreign Swing Line Note, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

    (b)               In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Line Loans and Foreign Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

        2.14     Payments Generally; Administrative Agent's Clawback.

    (a)        General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, Chicago time, on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal, interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than 12:00 noon, Chicago time, on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may request that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 12:00 noon, Chicago time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payment in an Alternative Currency, shall in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

    (b)        (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon, Chicago time, on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

    (ii)        Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

        A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

    (c)               Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one Business Day, without interest.

    (d)        Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and Foreign Swing Line Loans and to make payments pursuant to Section 9.4(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 9.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 9.4(c).

    (e)        Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

        2.15     Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans or in Foreign Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its Applicable Percentagethereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans and Foreign Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

    (i)        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

    (ii)        the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations, Swing Line Loans or Foreign Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

        Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

        2.16     Designated Subsidiaries.

    (a)        Effective as of the Closing Date and upon satisfaction of the conditions set forth in Section 4.2, each of Andrew AG, ATP and Mikom-GmbH Mikrotechnik zur Kommunikation shall be a “Designated Subsidiary” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.

    (b)        The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent, designate any additional Subsidiary of the Company (an “Applicant Borrower”) as a Designated Subsidiary to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit E-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received each of the items required by Section 4.2. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all items required by Section 4.2, the Administrative Agent shall send a notice in substantially the form of Exhibit E-2 (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Subsidiary for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Subsidiary to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Subsidiary otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Subsidiary until the date five Business Days after such effective date.

    (c)        The Obligations of the Company and each Designated Subsidiary that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Subsidiaries that are Foreign Subsidiaries shall be several in nature.

    (d)        Each Subsidiary of the Company that is or becomes a “Designated Subsidiary” pursuant to this Section 2.16 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Subsidiary hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Subsidiary.

    (e)        The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Subsidiary’s status as such, provided that there are no outstanding Loans payable by such Designated Subsidiary, or other amounts payable by such Designated Subsidiary on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Subsidiary’s status.

        2.17     Increase in Commitments.

    (a)        Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an aggregate amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Company may make a maximum of one such request during each calendar year. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

    (b)        Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

    (c)        Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

    (d)        Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

    (e)        Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.1, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.15 or 9.1 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

        3.1     Taxes.

    (a)        Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lenders or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

    (b)        Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

    (c)        Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including any Other Taxes) on the payments under this Agreement or any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes (including any Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (including a summary of the basis therefor) delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

    (d)        Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

    (e)        Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

        Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

    (iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

    (iv)        any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

        Each such Foreign Lender and L/C Issuer not organized in the U.S. shall promptly notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any of the forms provided pursuant to paragraphs (i) through (iv) above.

        Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or any other Loan Documents or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

    (f)        Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority or any such credit is disallowed by such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

        3.2     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars to convert Base Rate Committed Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

        3.3     Inability to Determine Rates. If the Required Lenders determine in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

        3.4     Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

    (i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate or the L/C Issuer and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

    (ii)        subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender or the L/C Issuer);

    (iii)        the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

    (iv)        impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Subsidiary to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

    (b)        Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Subsidiary to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

    (c)        Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, including a summary of the method of determination thereof, and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Subsidiary to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

    (d)        Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

        3.5     Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Subsidiary to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

    (a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

    (b)        any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Subsidiary;

    (c)        any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 9.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Subsidiary to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Subsidiary) to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

        3.6      Mitigation Obligations; Replacement of Lenders.

    (a)        Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay (or cause the applicable Designated Subsidiary to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

    (b)        Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, the Company may replace such Lender in accordance with Section 9.13.

        3.7     Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS TO BORROWING

        4.1     Initial Borrowing of the Company. The effectiveness of this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1. The obligations of the Lenders to fund an initial Borrowing of the Company shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1, in addition to the applicable conditions precedent set forth in Section 4.3.

    4.1.1        Company Resolutions, etc. The Administrative Agent shall have received from the Company, in sufficient number of counterpart originals to provide one to each Lender, certificates, dated the date of the initial Borrowing, of its Secretary or Assistant Secretary as to

    (a)        resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement and the Notes and authorizing the borrowings hereunder and each other Loan Document to be executed by it;

(b) all documents evidencing other corporate action necessary for the execution, delivery and performance of any Loan Document;

(c) all approvals or consents, if any, with respect to this Agreement and the Notes;

(d) the incumbency and signatures of those of its officers authorized to sign to this Agreement, the Notes and each other Loan Document executed by it; and

(e) copies of the Certificate of Incorporation and Bylaws of the Company,

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Company canceling or amending such prior certificate.

    4.1.2        Subsidiary Guarantor Resolutions, etc. The Administrative Agent shall have received from the Subsidiary Guarantor, in sufficient number of counterpart originals to provide one to each Lender, a certificate, dated the date of the initial Borrowing, of its Secretary or Assistant Secretary as to

    (a)        resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of the Subsidiary Guaranty and each other Loan Document to be executed by it;

(b) all documents evidencing other corporate action necessary for the execution, delivery and performance of any Loan Document;

(c) all approvals or consents, if any, with respect to the Subsidiary Guaranty;

(d) the incumbency and signatures of those of its officers authorized to sign to the Subsidiary Guaranty and each other Loan Document executed by it; and

(e) copies of the Certificate of Incorporation and Bylaws of the Subsidiary Guarantor,

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary of the Subsidiary Guarantor canceling or amending such prior certificate.

    4.1.3        Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender, the Notes of the Company and the Designated Subsidiaries and the Foreign Swing Line Note of ATP duly executed and delivered by the Company, the Designated Subsidiaries or ATP, as the case may be, respectively.

    4.1.4        Delivery of Subsidiary Guaranty. The Administrative Agent shall have received, in sufficient number of counterpart copies to provide one to each Lender, the Subsidiary Guaranty duly executed and delivered by the Subsidiary Guarantor.

    4.1.5        Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 4.1.5 of the Disclosure Schedule together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the initial Borrowing); and all Liens, if any, securing payment of any such Indebtedness have been released and the Administrative Agent shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith.

    4.1.6        Opinion of Counsel. The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, an opinion addressed to the Administrative Agent and all Lenders, from Foley & Lardner LLP, counsel to the Company and the Subsidiary Guarantor, substantially in the form of Exhibit I hereto;

    4.1.7        Certificate of Consents, Licenses and Approvals. The Administrative Agent shall have received a certificate of an Authorized Corporate Officer of the Company either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Company and the validity against the Company of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

    4.1.8        Certificate of Authorized Corporate Officer. The Administrative Agent shall have received a certificate signed by an Authorized Corporate Officer of the Company certifying (A) that the conditions specified in Sections 4.3(a) and (b)have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C)a calculation of the Consolidated Total Debt to EBITDA Ratio as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date;

    4.1.9        Compliance Certificate. The Administrative Agent shall have received a duly completed Compliance Certificate as of the last day of the fiscal quarter of he Company ended on June 30, 2005, signed by an Authorized Corporate Officer of the Company;

    4.1.10        Further Assurances. The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

4.1.11 Expenses, etc. The Administrative Agent shall have received for its own account all reasonable fees, costs and expenses due and payable pursuant to Section 9.4, if then invoiced.

        4.2     Initial Borrowing of a Designated Subsidiary. The obligations of the Lenders to fund an initial Borrowing of any Designated Subsidiary shall be subject to the prior or concurrent satisfaction of each of the conditions precedent in this Section 4.2, in addition to the applicable conditions precedent set forth in Sections 4.1 and 4.3.

    4.2.1        Designated Subsidiary Request and Assumption Agreement. The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, a Designated Subsidiary Request and Assumption Agreement for such Designated Subsidiary.

4.2.2 Notes. The Administrative Agent shall have received, for the account of each Lender, the Notes of such Designated Subsidiary, duly executed and delivered by such Designated Subsidiary.

    4.2.3        Authorizations and Approvals. The Administrative Agent shall have received authenticated copies of all such governmental authorizations, consents, approvals, and licenses as may be required under applicable law and regulations for such Designated Subsidiary to make and perform this Agreement and the Notes and to borrow hereunder.

    4.2.4        Guaranty. The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, a Company Guaranty, duly executed by the Company, of the obligations of such Designated Subsidiary under this Agreement and the Notes of such Designated Subsidiary.

    4.2.5        Resolutions. The Administrative Agent shall have received a copy, duly certified by the Designated Subsidiary’s secretary or an assistant secretary and in sufficient number of counterpart originals to provide one to each Lender, of (i) the resolutions of the Designated Subsidiary’s Board of Directors authorizing the execution and delivery of the Designated Subsidiary Request and Assumption Agreement and the Notes of such Designated Subsidiary and authorizing the borrowings thereunder, (ii) all documents evidencing other necessary corporate action, (iii) all approvals or consents, if any, with respect to the Designation Letter and such Designated Subsidiary’s Notes, and (iv) the Organization Documents of the Designated Subsidiary.

    4.2.6        Incumbency. The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender a certificate of the Designated Subsidiary’s secretary, assistant secretary or manager certifying the names of the Designated Subsidiary’s officers authorized to sign the Designated Subsidiary Request and Assumption Agreement, the Notes of such Designated Subsidiary and all other documents or certificates to be delivered to the Administrative Agent or any Lender, together with the true signatures of such officers.

    4.2.7        Opinion of Counsel. The Administrative Agent shall have received, in sufficient number of counterpart originals to provide one to each Lender, an opinion addressed to the Administrative Agent and all Lenders, from Foley & Lardner LLP, counsel to the Company, or such other law firm as is reasonably acceptable to the Administrative Agent, as to the execution, delivery and performance by the Company of the Guaranty required by Section 4.2.4 and the execution, delivery and performance by the Designated Subsidiary of the Designated Subsidiary Request and Assumption Agreement required by Section 4.2.1 and of the Notes of the Designated Subsidiary required by Section 4.2.2 and in form and content acceptable to the Administrative Agent.

        4.3     Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

    (a)        The representations and warranties of the Company contained in Article V (other than those contained in Sections 5.8 and 5.9) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.3, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.1.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

    (d)        In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

        Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.3(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to make Loans hereunder, the Company represents and warrants unto the Administrative Agent and each Lender as set forth in this Article V.

        5.1     Organization, etc. The Company and each of its Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or formation and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except such jurisdictions where failure to so qualify and be in good standing is not reasonably likely to have a Material Adverse Effect. Each Obligor has, and each Subsidiary upon becoming a Designated Subsidiary will have, full power and authority and holds, and will hold, all requisite governmental consents and other approvals to enter into, deliver and perform its Obligations under this Agreement, its Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

        5.2     Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Company of this Agreement, the Notes and each other Loan Document executed or to be executed by it and the execution, delivery and performance by each Designated Subsidiary or other Obligor of each Loan Document executed or to be executed by it are within the Company’s and each such Designated Subsidiary’s or other Obligor’s corporate or limited liability company powers, have been duly authorized by all necessary corporate or limited liability company action, and do not

(a) contravene the Company’s, any Designated Subsidiary’s or any such other Obligor’s Organization Documents;

(b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on the Company, any such Designated Subsidiary or any such other Obligor; or

(c) result in, or require the creation or imposition of, any Lien on any of the Company’s, any Designated Subsidiary’s or any other Obligor’s properties.

        5.3     Government Approval, Regulation, etc. The Company and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them and no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Company, any Designated Subsidiary or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party. Neither the Company nor any of its Subsidiaries is an “investment company”within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.4     Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Company, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’rights or by general principles of equity limiting the availability of equitable remedies; and each Loan Document executed pursuant hereto by each Designated Subsidiary or other Obligor, will, on the due execution and delivery thereof by such Designated Subsidiary or other Obligor, be the legal, valid and binding obligation of such Designated Subsidiary or other Obligor enforceable in accordance with its terms, with like exception.

        5.5     Financial Statements; No Material Adverse Effect; No Internal Control Event.

    (a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

    (b)        The unaudited consolidated balance sheet of the Company and its Subsidiaries dated June 30, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

    (c)        Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Since the date of the Audited Financial Statements, no Internal Control Event has occurred which has not been disclosed in writing to the Administrative Agent.

        5.6     Solvency. The Company and its consolidated Subsidiaries are solvent, able to pay their debts as they mature, have capital sufficient to carry on their respective businesses and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

        5.7     Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Company, threatened litigation, action, proceeding or investigation against the Company or any of its Subsidiaries or labor controversy involving the Company or any of its Subsidiaries or any of their respective properties, which might reasonably be expected to have a Material Adverse Effect, except as disclosed in Item 5.7(“Litigation”) or Item 5.14 (“Environmental Matters”) of the Disclosure Schedule.

        5.8     Subsidiaries. The Company has no Subsidiaries, except those Subsidiaries

(a) which are identified in Item 5.8 (“Existing Subsidiaries”) of the Disclosure Schedule; or

(b) which are permitted to have been acquired after the Closing Date in accordance with Section 6.2.4.

        5.9     Partnerships; Joint Ventures. Neither the Company nor any of its Subsidiaries is a partner or a joint venturer in any partnership or joint venture other than the partnerships and joint ventures which are identified in Item 5.9 (“Partnerships and Joint Ventures”) of the Disclosure Schedule.

        5.10     Ownership of Properties. The Company and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 6.2.1.

        5.11     Taxes. The Company and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and have paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        5.12     Insurance. The Company and each of its Subsidiaries maintain insurance, including self-insurance, to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

        5.13     Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no Reportable Event has occurred, no steps have been taken by the PBGC, the Company or an ERISA Affiliate to terminate or withdraw from any Pension Plan (provided, however, it is acknowledged that Allen Telecom, Inc. plans to terminate the Allen Telecom, Inc. Corporate Retirement Plan in accordance with all applicable requirements of ERISA), and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. Except as disclosed in Item 5.13 (“Employee Benefit Plans”) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        5.14     Environmental Warranties.

    (a)        Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, all facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries have been, and continue to be, owned or leased by the Company and its Subsidiaries in material compliance with all Environmental Laws.

(b) Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, there have been no past, and there are no pending or, to the Company’s knowledge, threatened

(i) claims, complaints, notices or requests for information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

(ii) complaints, notices or inquiries to the Company or any of its Subsidiaries regarding potential liability under any Environmental Law which might reasonably be expected to have a Material Adverse Effect.

    (c)        Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to have a Material Adversely Effect.

    (d)        Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, the Company and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses except where failure to so comply is not reasonably likely to have a Material Adverse Effect.

    (e)        Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, no property now or previously owned or leased by the Company or any of its Subsidiaries is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar state list of sites requiring investigation or clean-up.

    (f)               Except as set forth in Item. 5.14 (“Environmental Matters”) of the Disclosure Schedule, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to have a Material Adverse Effect.

    (g)        Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which has resulted in or may reasonably be expected to result in claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, in an amount which might reasonably be expected to have a Material Adverse Effect.

    (h)        Except as set forth in Item 5.14 (“Environmental Matters”) of the Disclosure Schedule, there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Company or any Subsidiary of the Company that, singly or in the aggregate, have resulted in, or may reasonably be expected to result in, the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to have a Material Adverse Effect.

        5.15     Regulations U and X. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of, purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, FRB Regulation U or X. As of the date of the initial Borrowing and after giving effect to the intended application of the proceeds of each Borrowing thereafter, the current value of the margin stock owned by the Company at such time does not exceed 25% of the value of the Company’s assets which may not be pledged or made subject to any Lien pursuant to this Agreement. Terms for which meanings are provided in FRB Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

        5.16     Indebtedness. All Indebtedness of the Company and its Subsidiaries in existence as of August 31, 2005 (other than trade payables incurred in the ordinary course of business) is set forth in Item 5.16 (“Indebtedness”) of the Disclosure Schedule.

        5.17     Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby taken together does not, and all other such factual information hereafter furnished by or on behalf of the Company to the Administrative Agent or any Lender taken together will not, on the date as of which such information is dated or certified, contain any untrue statement of a material fact or omit a material fact necessary to make the factual information contained therein not misleading in light of the circumstances in which it was provided.

ARTICLE VI

COVENANTS

        6.1     Affirmative Covenants. The Company agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Company will perform the obligations set forth in this Section 6.1.

    6.1.1        Financial Information, Reports, Notices, etc. The Company will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

    (a)        as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company;

    (b)        as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the annual audit report for such Fiscal Year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent and the Required Lenders by independent public accountants of recognized national standing or other independent public accountants acceptable to the Administrative Agent and the Required Lenders;

    (c)        as soon as available and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year) and within 90 days after the end of each Fiscal Year, a Compliance Certificate, executed by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Sections 6.2.2 and stating that no Default has occurred and is continuing or, if there is any such Default, a statement setting forth details of such Default and the action which the Company has taken and proposes to take with respect thereto;

    (d)        together with the information referred to in clause (b) above, a report from an Authorized Corporate Officer (i) setting forth any changes in the identity of the Company’s Subsidiaries, joint ventures or partnerships identified in Item 5.8 of the Disclosure Schedule and, in the case of new Subsidiaries, joint ventures or partnerships, describing the nature and percentage ownership interest therein of the Company and its Subsidiaries, (ii) describing any change in the nature and extent of the ownership interest in any of the Company’s Subsidiaries, joint ventures or partnerships and (iii) to the extent not previously identified, identifying the five Subsidiaries of the Company (excluding Andrew Amplifiers, Inc.) having the greatest amount of Consolidated Total Tangible Assets of all Subsidiaries of the Company;

    (e)        together with the certificate referred to in clause (c) above, (x) the occurrence of any materially adverse development of which the Company has become aware with respect to any litigation, action, proceeding, or labor controversy described in Section 5.7, (y) the commencement of any material labor controversy, litigation, action, proceeding of which the Company has become aware, of the type described in Section 5.7, or (z) the occurrence of a Default, notice thereof and, with respect to a Default, the steps being taken by the Company or the Subsidiary, as the case may be, affected with respect thereto, from an Authorized Corporate Officer;

    (f)        promptly after the sending or filing thereof, copies of all reports which the Company sends to its equity securityholders, and all reports and registration statements (other than S-8 registration statements) which the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

    (g)        promptly after becoming aware of the institution of any steps by the Company, the PBGC or any ERISA Affiliate to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

    (h)        within five days of any purchase of any “margin stock” as defined in Regulation U of the FRB, a written report in the form set forth as Exhibit J hereto of the amount and type of any margin stock so purchased;

    (i)        as soon as available and in any event within five days after the effective date thereof, a written report of any written amendment of or waiver with respect to the Senior Note Agreements or the Subordinated Note Documents, together with a copy of the relevant document(s) evidencing such amendment or waiver;

    (j)        such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries, or the Company’s or any other Borrower’s compliance with this Agreement, as any Lender through the Administrative Agent may from time to time reasonably request;

    (k)        on or before the date of any issuance of Subordinated Debt, a Compliance Certificate executed by the chief financial officer or treasurer (or, if none, the chief financial Authorized Corporate Officer) of the Company, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance, on a pro forma basis giving effect to such issuance of Subordinated Debt, with the financial covenants set forth in Section 6.2.2 and stating that no Default has occurred and is continuing, or would occur after giving effect to such issuance of Subordinated Debt, or if there is or would be any such Default, a statement setting forth details of such Default and the action which the Company has taken and/or proposes to take with respect thereto; and

(l) promptly after becoming aware of an Internal Control Event, notice thereof.

        The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

    6.1.2        Compliance with Laws, etc. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

    (a)        except as otherwise permitted by Section 6.2.5, the maintenance and preservation of its and each Subsidiary’s respective existence and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority necessary for the conduct of their respective businesses in the ordinary course as conducted from time to time; and

    (b)        the payment, before the same become delinquent, of all taxes, assessments, governmental charges or levies imposed upon it or upon its property, franchises or assets except to the extent (i) being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) failure to so pay would neither (A) have a Material Adverse Effect nor (B) otherwise result in the occurrence of a Default.

    6.1.3        Insurance. The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses. Nothing contained in this Section 6.1.3 shall preclude the Company and its Subsidiaries from maintaining self-insurance and co-insurance to the extent that such self-insurance and co-insurance would not have a Material Adverse Effect.

6.1.4 Environmental Covenant. The Company will, and will cause each of its Subsidiaries to,

    (a)        use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws; and

    (b)        immediately notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws if such condition may reasonably be expected to result in the incurrence by the Company or any of its Subsidiaries of an expense, liability, fine or penalty in an amount which might reasonably be expected to have a Material Adverse Effect.

    6.1.5        Subsidiary Guarantors. The Company will cause any Subsidiary that as of the end of any Fiscal Quarter is a Material Subsidiary that has not previously delivered the documents required by this Section 6.1.5 to execute and deliver or cause to be delivered to the Administrative Agent within 30 days of the end of such Fiscal Quarter a Subsidiary Guaranty in the form of Exhibit H duly executed on behalf of such Subsidiary and accompanied by (i) resolutions of the board of directors or board of managers of such Subsidiary authorizing the execution, delivery and performance of the Subsidiary Guaranty by the Subsidiary, certified by the Secretary or Assistant Secretary of such Subsidiary, together with certified copies of the Organization Documents of such Subsidiary and a certificate of good standing or certificate of existence from the jurisdiction of such Subsidiary’s incorporation or organization, and (ii) an opinion of such Subsidiary’s legal counsel, in each case in form and substance acceptable to the Administrative Agent.

    6.1.6        Maintenance of Most Favored Lender Status. The Company hereby acknowledges and agrees that if any Borrower or any Subsidiary shall enter into or be a party to an agreement or instrument under which Indebtedness of the type described in clause (a), (c) or (f) of the definition of Indebtedness (“Designated Indebtedness”) is incurred and any such agreement or instrument contains for the benefit of any lender or other Person any covenants or events of default that are more favorable to such lender or more restrictive on any Borrower or any Subsidiary than the covenants and Events of Default contained in Sections 6.1.1, 6.2.1, 6.2.2, 6.2.9, 6.2.10 or 7.1 of this Agreement then, and in each and any such event, the financial covenants and Events of Default in this Agreement shall be and shall be deemed to be, notwithstanding Section 9.1 and without any further action on the part of any Borrower or any other Person being necessary or required, amended to permanently afford (until so amended or waived pursuant to Section 9.1) Administrative Agent, L/C Issuer and Lenders the same benefits and rights as so afforded to any such lender or Person (such deemed amendment may be the addition of one or more new financial covenants and Events of Default in respect thereto addressing matters not addressed by the then existing financial covenants and Events of Default in respect thereto set forth herein, as well as modifications to such financial covenants and Events of Default in respect thereto that are more favorable to such lender or Person). The Company will promptly deliver to Administrative Agent a copy of each agreement or instrument providing for Designated Indebtedness entered into after the Closing Date. Without limiting the effectiveness of the first sentence of this Section 6.1.6, the Company agrees, no later than ninety (90) days following the date any Borrower or any Subsidiary shall have granted any such lender or Person any such benefits or rights, to enter into, and cause each other Borrower to enter into, such documentation as the Administrative Agent may reasonably request to evidence the amendments provided for in this Section 6.1.6.

    6.1.7        Inspection Rights. The Company will permit, and will cause each Subsidiary to permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company during normal business hours and not more frequently than once during any Fiscal Year, upon reasonable advance notice to the Company or such Subsidiary; provided, however, that when an Event of Default exists the Administrative Agent or Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time or times during normal business hours and without advance notice.

        6.2     Negative Covenants. The Company agrees with the Administrative Agent and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full, the Company will perform the obligations set forth in this Section 6.2.

    6.2.1        Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (other than capital stock of the Company held as treasury stock), whether now owned or hereafter acquired, except, without duplication:

(a) Liens granted to the Administrative Agent or any Lender under this Agreement or any other Loan Document;

(b) Liens outstanding on the Closing Date and listed on Item 6.2.1 (“Existing Liens”) to the Disclosure Schedule;

(c) Liens securing the Indebtedness of a Subsidiary of the Company to the Company or to another such Subsidiary;

    (d)        Liens granted or incurred after the Closing Date to secure the payment of the purchase price or construction costs incurred in connection with the acquisition or construction by the Company or any of its Subsidiaries of fixed assets useful and intended to be used in carrying on the business of the Company or one of its Subsidiaries, including Liens existing on such fixed assets at the time of acquisition or construction thereof or at the time of acquisition by the Company or one of its Subsidiaries of any business entity then owning such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price or construction costs of the fixed assets to which they attach, so long as they were not incurred, extended or renewed in contemplation of such acquisition or construction; provided, that (i) the Lien shall attach solely to the fixed assets acquired, constructed or purchased, (ii) at the time of the acquisition, construction or purchase of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets, whether or not assumed by the Company or one of its Subsidiaries, shall not exceed an amount equal to the lesser of (x) the total purchase price or construction costs, as applicable, thereof or (y) the fair market value thereof at the time of acquisition, construction or purchase (as determined in good faith by the Board of Directors of the Company), and (iii) immediately before and after the granting or incurring of any such Lien no Default exists which is continuing;

    (e)        Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

    (f)        Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue for a period of more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

    (g)        Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

    (h)        Liens, other than Liens excepted by clauses (a) through (g) above, securing an aggregate amount of Indebtedness not exceeding 15% of the Company’s Consolidated Tangible Net Worth; provided, that Liens, other than Liens excepted by clauses (a) through (g) above, attaching to or encumbering assets of the Company and its Subsidiaries located within the United States shall not be granted to secure on an aggregate amount of Indebtedness exceeding 5% of the Company’s Consolidated Tangible Net Worth; and

    (i)        any renewal or extension of any Lien permitted by the foregoing clauses (b), (d) or (h) of this Section with extension, refunding or refinancing of the Indebtedness secured thereby made without increase in the then outstanding principal amount thereof and as long as immediately before and after any such extension, refunding or refinancing of Indebtedness no Default exists which is continuing.

6.2.2 Financial Covenants. The Company will not permit:

(a) Its Consolidated Total Debt to EBITDA Ratio as of the end of any Fiscal Quarter to be greater than 4.0 to 1.0.

(b) Its Consolidated Senior Debt to EBITDA as of the end of any Fiscal Quarter to be greater than 2.0 to 1.0.

(c) Its Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter to be less than 2.50 to 1.0.

6.2.3 Investments. The Company will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

(a) Investments existing as of August 31, 2005 and identified in Item 6.2.3(a) (“Ongoing Investments”) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

    (c)        in the ordinary course of business, Investments by the Company in any of its Subsidiaries, or by any such Subsidiary in any of its Subsidiaries, or by any such Subsidiary in any other Subsidiary, by way of contributions to capital or loans or advances; and

    (d)        other Investments in an aggregate amount at any one time not to exceed fifteen percent (15%) of the Company’s Consolidated Net Worth as reflected in the Company’s most recently issued consolidated balance sheet;

provided, however, that

    (e)        any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(f) no Investment otherwise permitted by clause (c) or (d) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing.

    6.2.4        Consolidation, Merger, etc. The Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) other than (a) any such transaction among or between Subsidiaries of the Company as long as the surviving Person (in the case of a liquidation, merger, dissolution or consolidation) or the acquiring Person (in the case of an acquisition) is a wholly-owned Subsidiary of the Company (and if as a result thereof any such Subsidiary which will cease to exist is a Designated Subsidiary, the obligations of such Subsidiary shall be assumed by a Subsidiary which is a Designated Subsidiary) or (b) any such transaction involving the Company if the Company is the surviving corporation, and provided that both before and after giving effect to any such transaction (whether involving the Company or any of its Subsidiaries), no Default has occurred and is continuing and the Company continues to meet all of its obligations under this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Company will not and will not permit any of its Subsidiaries to consummate any Acquisition unless (i) no Default or Event of Default shall have occurred and be continuing or would occur or exist upon consummation of the Acquisition, (ii) such Acquisition is of a business operation engaged in the same or a substantially similar line of business as that engaged in by the Company or any of its Subsidiaries on the date of the Acquisition, (iii) the prior effective written consent or approval to such Acquisition by the board of directors or equivalent governing body of the acquiree is obtained, (iv) after giving effect to such Acquisition the sum of (A) the cash and Cash Equivalent Investments of the Company and the other Obligors, plus (B) the amount by which the Aggregate Commitments exceeds the Outstanding Amount of all Committed Loans, Swing Line Loans, Foreign Swing Line Loans and L/C Obligations, will be not less than $30,000,000, and (v) with respect to any Acquisition in which the aggregate consideration to be paid (including the assumption of liabilities) by the Company or any of its Subsidiaries equals or exceeds $50,000,000, the Company delivers to the Administrative Agent prior written notice of such Acquisition in the form of Exhibit K hereto at least 30 days prior to the effective date of such Acquisition.

    6.2.5        Asset Dispositions, etc. Except as otherwise permitted by this Section, the Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, except for the sale of goods and services in the ordinary course of business. Notwithstanding the foregoing:

    (a)        the Company or any of its Subsidiaries may sell, for a cash consideration equal to not less than the fair market value thereof (as determined in good faith by the Board of Directors of the Company) assets which constitute a “substantial part” (as defined below in this Section) of the assets of the Company and its Subsidiaries if, within ninety (90) days after the date of any such sale:

    (i)        the Person selling such assets applies that portion (the “Excess Portion”) of the net proceeds received upon such sale which exceeds fifteen percent (15%) of the Company’s Consolidated Net Assets (determined as of the last day of the calendar month immediately preceding the month in which such sale occurs), to the purchase (or shall have entered into a firm and binding agreement to purchase, within one hundred eighty (180) days after the date of such sale), for a cost not exceeding the fair market value thereof (as determined in good faith by the Board of Directors of the Company), of other assets which will be used or useful in the ordinary course of the business of the Person selling such assets, or

    (ii)        the Company, by written notice to each holder of outstanding Consolidated Funded Debt of the Company not less than thirty (30) days prior to the date fixed by the Company for the prepayment or purchase referred to below (which notice shall state that the same is given pursuant to the provisions of this Section 6.2.5 and that any such holder that elects to accept such offer must do so by notice given to the Company, in writing or by telex, not less than ten (10) days prior to such date of prepayment or purchase), shall have offered, pursuant to a pro rata offer made concurrently to all holders of then outstanding Consolidated Funded Debt, to apply an amount equal to that portion of the Excess Portion not applied as provided in clause (i) above, to the prepayment or purchase, on the date specified in such notice (which date shall be within such ninety (90) day period) of Consolidated Funded Debt (at a prepayment or purchase price not exceeding the principal amount thereof and accrued interest thereon to the date of such prepayment or purchase, and without premium); provided, however, that, if and to the extent that any holder of Consolidated Funded Debt declines such offer in whole or in part, that portion of the Excess Portion offered to such holder and not applied to the prepayment or purchase of Consolidated Funded Debt held by it shall be offered by the Company (within ten (10) days following the expiration of such ninety (90) day period) to be applied, on a pro-rata basis, to the prepayment or purchase on the date specified in such offer (which date shall be thirty (30) days following the expiration of such ninety (90) day period), on the same terms as provided above, of Consolidated Funded Debt held by all holders of Consolidated Funded Debt which elected to accept the initial prepayment or purchase offer (any such holder electing to accept such offer must notify the Company of such election by notice given to the Company, in writing or by telex, at least ten days prior to the date fixed by the Company for said prepayment or purchase);

provided, however, that the aggregate book value of assets sold by the Company and its Subsidiaries in any Fiscal Year pursuant to the provisions of this clause (a)shall not exceed thirty-five percent (35%) of the Company’s Consolidated Net Assets, determined as of the last day of the immediately preceding Fiscal Year; and

    (b)        so long as no Event of Default or Default exists, the Company or any Subsidiary may sell or factor accounts receivable owned by it, without recourse or liability (except (i) usual and customary contingent liabilities incurred by an endorser without recourse or in connection with customary warranties usually made in connection with sales “without recourse” of accounts receivable and (ii) repurchase or indemnity obligations with respect thereto not exceeding ten percent (10%) of the face amount of such accounts receivable) and for an amount not less than the fair value of such receivables;

As used in this Section 6.2.5 a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than the sale or other disposition of property which is worn-out, obsolete or unserviceable) during the same Fiscal Year, exceeds fifteen percent (15%) of the Company’s Consolidated Net Assets, determined as of the end of the immediately preceding Fiscal Year.

    6.2.6        Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into or be a party to any transaction, arrangement or contract with any of its Related Parties (excluding any transactions, arrangements or contracts entered into by the Company or one of its Subsidiaries with any of its Related Parties in good faith, and which the Company has in good faith determined to be in the long term best interests of the Company and its Subsidiaries taken as a whole), including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any such Related Party, unless such arrangement or contract is fair and equitable to the Company or such Subsidiary and is a transaction, arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Company or such Subsidiary with a Person which is not one of its Related Parties.

    6.2.7        Negative Pledges, Restrictive Agreements, etc. The Company will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting

    (a)        the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Company or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

    (b)        the ability of any Subsidiary to make any payments, directly or indirectly, to the Company by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Company.

    6.2.8        Business Activities. The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the businesses then to be engaged in by the Company and its Subsidiaries taken as a whole, would be substantially changed from the businesses in which they are engaged on the Closing Date, and other activities related or complementary thereto.

    6.2.9        Consolidated Total Debt. The Company will not permit any of its Subsidiaries to, incur Indebtedness which when taken together with all other Indebtedness of the Subsidiaries of the Company would cause either (i) the Consolidated Total Debt of all of the Subsidiaries of the Company to exceed 15% of the Consolidated Tangible Net Worth of the Company, or (ii) the Consolidated Total Debt of all such Subsidiaries of the Company as are organized under the laws of any State of the United States to exceed 5% of the Consolidated Tangible Net Worth of the Company.

    6.2.10        Restricted Payments. The Company will not purchase, redeem or otherwise acquire shares of its capital stock or warrants or options to acquire such shares. Notwithstanding the foregoing, the Company may purchase, redeem or otherwise acquire shares of its capital stock provided that the aggregate consideration paid for all purchases, redemptions and/or acquisitions pursuant to this Section 6.2.10from and after the Closing Date shall not as of the date of any such purchase, redemption or acquisition exceed the sum of (i) $125,000,000, plus (ii) 10% of the Consolidated Tangible Net Worth of the Company as of the end of the immediately preceding Fiscal Year.

ARTICLE VII

EVENTS OF DEFAULT

        7.1     Events of Default. Each of the following events or occurrences described in this Section 7.1 shall constitute an“Event of Default”.

    7.1.1        Non-Payment of Obligations. Any Borrower shall default in the payment or prepayment when due of any principal on any Loan, or any Borrower shall default (and such default shall continue unremedied for a period of five days) in the payment when due of any fee, any interest or of any other Obligation.

    7.1.2        Breach of Warranty. Any representation or warranty of the Company, any Designated Subsidiary or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Company, such Designated Subsidiary or such other Obligor to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article IV) is or shall be incorrect when made or deemed made in any material respect.

7.1.3 Non-Performance of Certain Covenants and Obligations. The Company shall default in the due performance and observance of any of its obligations under Section 6.2.

    7.1.4        Non-Performance of Other Covenants and Obligations. The Company, any Designated Subsidiary or any other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the day on which the chief executive officer, chief operating officer, chief financial officer, Treasurer or Secretary of the Company first obtains actual knowledge of such default, or (ii) notice thereof shall have been given to the Company by the Administrative Agent or any Lender.

    7.1.5        Default on Other Indebtedness. (a) A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of (i) any Indebtedness under the Senior Note Agreements or the Subordinated Note Documents or (ii) any other Indebtedness (other than Indebtedness described in Section 7.1.1) of, or guaranteed by, the Company or any of its Subsidiaries having a principal amount, individually or in the Aggregate, in excess of $10,000,000; or (b) a default shall occur in the performance or observance of any obligation or condition with respect to (i) any Indebtedness under the Senior Note Agreements or the Subordinated Note Documents or (ii) any other Indebtedness of, or guaranteed by, the Company or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $10,000,000, if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or Administrative Agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

    7.1.6        Judgments. Any judgments or orders for the payment of money aggregating in excess of $7,000,000 shall be rendered against the Company or any of its Subsidiaries or against any property or assets of either and either

(a) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders; or

(b) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

    7.1.7        Pension Plans. Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Company, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, the Company or any such ERISA Affiliate could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $6,000,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

7.1.8 Control of the Company. Any Change in Control of the Company shall occur.

7.1.9 Bankruptcy, Insolvency, etc. The Company or any of its Subsidiaries shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

    (b)        apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

    (c)        in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Company and each Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

    (d)        permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company or any of its Subsidiaries, and, if any such case or proceeding is not commenced by the Company or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Company or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Company and each Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

    7.1.10        Loan Documents. Any Loan Document shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent, at the direction of the Required Lenders or as otherwise permitted under this Agreement) or shall be declared null and void, or the validity or enforceability thereof of any terms or provisions therein shall be contested by any Obligor.

        7.2     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

    (a)        declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

    (b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company or any of its Subsidiaries under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

        7.3     Application of Funds. After the exercise of remedies provided for in Section 7.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

        First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

        Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

        Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

        Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

        Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

        Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

        Subject to Section 2.3(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

ADMINISTRATIVE AGENT

        8.1     Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

        8.2     Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

        8.3     Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

    (b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

    (c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        8.4     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        8.5     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        8.6     Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

        Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, Swing Line Lender and Foreign Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender and Foreign Swing Line Lender, (b) the retiring L/C Issuer, Swing Line Lender and Foreign Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

        8.7     Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

        8.8     No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

        8.9     Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered to, by intervention in such proceeding or otherwise, and shall, at the direction of Required Lenders,

    (a)        file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.3(i) and (j), 2.9 and 9.4) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 9.4.

        Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

        8.10     Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

        Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 8.10.

ARTICLE IX

MISCELLANEOUS

        9.1     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.1 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

    (c)        postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

    (d)        reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the third proviso to this Section 9.1) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Commitment Fee Percentage, the Applicable L/C Fee Rate or the Applicable Margin Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.15or Section 7.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

    (f)        change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release the Company Guaranty all or substantially all of the value of the Subsidiary Guaranties without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Foreign Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Foreign Swing Line Lender under this Agreement, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (v) the Agent/Arrangers Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

        9.2     Notices; Effectiveness; Electronic Communication.

    (a)        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

    (i)        if to the Borrower, the Administrative Agent, the L/C Issuer, Swing Line Lender or the Foreign Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.2; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

    (b)        Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

        Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

    (c)        The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

    (d)        Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Foreign Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Foreign Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

    (e)        Reliance by Administrative Agent, L/C Issuer and Lenders.The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices, Swing Line Loan Notices and Foreign Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

        9.3     No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        9.4     Expenses; Indemnity; Damage Waiver; Foreign Exchange Indemnity.

    (a)        Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

    (b)        Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

    (c)        Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

    (d)        Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

    (e)        Foreign Exchange Indemnity. If any sum due from any Borrower or Guarantor under any order or judgment given or made in relation to this Agreement or any other Loan Document has to be converted from the currency (the “first currency”) in which the same is payable under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the applicable Borrower or Guarantor with any governmental authority or in any court or tribunal, or (ii) enforcing any order or judgment given or made in relation hereto, the Borrowers shall indemnify and hold harmless each of the Administrative Agent, each Lender and the L/C Issuer to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency, and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of the Borrowers distinct from their other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

(f) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

    (g)        Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

        9.5     Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

        9.6     Successors and Assigns.

    (a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

    (b)        Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

    (i)        except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

    (ii)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans or Foreign Swing Line Loans;

    (iii)        any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Foreign Swing Line Lender unless the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

    (iv)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 9.6, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Notwithstanding any other provision of this Agreement, an Eligible Assignee consisting of an Affiliate of a Lender or an Approved Fund shall not be entitled to receive any greater payment under Section 3.1 or Section 3.4 than the assigning Lender would have been entitled to receive with respect to the rights and obligations assigned to such Eligible Assignee, unless the assignment to such Eligible Assignee is made with the Company’s prior written consent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 9.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

    (c)        Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers, each of the Lenders and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.

    (d)        Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or, unless an Event of Default has occurred and is continuing, other than a Person who is not a Qualifying Bank) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans and/or Foreign Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

        Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

    (e)        Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.1(e) as though it were a Lender.

    (f)        Swiss Borrower Provisions. Notwithstanding the foregoing provisions of this Section 9.6, with regard to a Swiss Borrower, the consent of the Company is required for an assignment or transfer by a Lender of its rights and/or obligations under this Agreement unless:

(i) an Event of Default has occurred and is continuing;

(ii) such assignment is to a Qualifying Bank;

    (iii)        such assignment does not result in more than five (5) Lenders that are not Qualifying Banks at the date they become Lenders being Lenders, unless each such additional Lender that is not a Qualifying Bank (prior to its becoming a Lender) is designated as a Permitted Non-Qualifying Lender (the “Permitted Non-Qualifying Lender”) in writing by the Company with at least ten (10) days’ notice before such designation notice is intended to become effective; or

(iv) the assignment or transfer is to any other entity that has become and still is a Permitted Non-Qualifying Lender.

The consent of the Company (where required under this Section 9.6(f) to an assignment or a transfer of rights and obligations may not be unreasonably withheld or delayed. The Company will be deemed to have consented ten (10) Business Days after the Lender has requested it in writing unless the consent is expressly refused by the Company in accordance with the provisions of this Agreement.

    (g)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

    (h)        Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

    (i)        Resignation as L/C Issuer, Swing Line Lender or Foreign Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender and/or (iii) upon 30 days’ notice to the Company, resign as Foreign Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender or Foreign Swing Line Lender, the Company shall be entitled to appoint from among the Lenders, subject to acceptance by any Lender so appointed, a successor L/C Issuer, Swing Line Lender or Foreign Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, Swing Line Lender or Foreign Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4(c). If Bank of America resigns as Foreign Swing Line Lender, it shall retain all the rights of the Foreign Swing Line Lender provided for hereunder with respect to Foreign Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Committed Loans or fund risk participations in outstanding Foreign Swing Line Loans pursuant to Section 2.5(c). Upon the appointment of, and acceptance thereof by, a successor L/C Issuer and/or Swing Line Lender and/or Foreign Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender or Foreign Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

        9.7     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

        For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

        9.8     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Partymay be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

        9.9     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

        9.10     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        9.11     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        9.12     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9.13     Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 9.6(b);

    (b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

    (c)        in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

        9.14     Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

    (b)        SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

    (c)        WAIVER OF VENUE. THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

    (d)        SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

        9.15     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        9.16     USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

        9.17     Designated Senior Indebtedness. The Borrowers acknowledge and agree that all of the Obligations are hereby designated and shall constitute “Designated Senior Indebtedness” for purposes of and as defined in that certain Indenture, dated as of August 8, 2003, between the Company and BNY Midwest Trust Company, as the same may from time to time be supplemented, modified, amended or restated.

        9.18     Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ANDREW CORPORATION
By:____________________
Name: M. Jeffrey Gittelman
Title: Vice President and Treasurer
DESIGNATED SUBSIDIARIES:
ANDREW AG
By:____________________
Name: Mark A. Olson
Title: Chairman
ANDREW TELECOMMUNICATIONS PRODUCTS SRL
By:____________________
Name: James F. Petelle
Title: Director
MIKOM-GMBH MIKROTECHNIK ZUR KOMMUNIKATION
By:____________________
Name: James F. Patelle
Title: Managing Director

BANK OF AMERICA, N.A., as Administrative Agent
By:____________________
Name: Jeffrey T. White
Title: Assistant Vice President

LENDERS
BANK OF AMERICA, N.A., as a Lender, L/C Issuer, Swing Line
Lender and Foreign Swing Line Lender
By:____________________
Name: Craig W. McGuire
Title: Senior Vice President

CITICORP NORTH AMERICA, INC., as a Lender and Syndication Agent
By:____________________
Name:__________________
Title:___________________

FIFTH THIRD BANK (CHICAGO), as Co- Documentation Agent and Lender
By:____________________
Name:__________________
Title:___________________

HARRIS N.A., as Co-Documentation Agent and Lender
By:____________________
Name:__________________
Title:___________________

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender
By:____________________
Name:__________________
Title:___________________

WELLS FARGO BANK, N.A., as Co- Documentation Agent and Lender
By:____________________
Name:__________________
Title:___________________

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, as a Lender
By:____________________
Name:__________________
Title:___________________

JPMORGAN CHASE BANK, N.A., as a Lender
By:____________________
Name:__________________
Title:___________________

MIZUHO CORPORATE BANK, LTD., as a Lender
By:____________________
Name:__________________
Title:___________________

BANCA NAZIONALE DEL LAVORO SPA, NEW YORK BRANCH, as a Lender
By:____________________
Name:__________________
Title:___________________

THE BANK OF NEW YORK, as a Lender
By:____________________
Name:__________________
Title:___________________

MORGAN STANLEY BANK, as a Lender
By:____________________
Name:__________________
Title:___________________

NATIONAL CITY BANK OF THE MIDWEST, as a Lender
By:____________________
Name:____________________
Title:____________________

THE NORTHERN TRUST COMPANY, as a Lender
By:____________________
Name:__________________
Title:___________________

SCHEDULE 1.1(A)
EXISTING LETTERS OF CREDIT

L/C No.	Beneficiary	US Amount	Issued	Expiration	Currency
T00000007241121	THE HOME INSURANCE C	51,460.00	1/01/03	12/01/05	USD

T00000007270699	AMERICAN HOME ASSURA	38,000.00	12/19/02	12/01/05	USD

T00000007292688	ZURICH-AMERICAN INSU	1,252,636.00	12/19/02	12/01/05	USD

T00000007402992	CREDIT LYONNAIS BANK	1,000,000.00	12/19/02	12/30/05	USD

T00000007405751	BANK OF AMERICA	9,437.83	12/19/02	3/31/06	INR

T00000007405833	BANK OF AMERICA, TRA	604,897.00	1/01/03	10/01/05	HKD

T00000007406421	BANK OF AMERICA 6216	9,171.71	1/01/03	2/28/06	INR

T00000007406424	NATIONAL UNION FIRE	3,632,000.00	1/14/03	1/14/06	USD

T00000007410307	MBCC 40 LLC	3,218,787.00	1/01/03	7/27/06	USD

T00000007410327	BANK OF AMERICA 6841	32,258.42	1/01/03	10/14/05	CNY

T00000007406428	SKANDINAVISKA ENSKIL	394,078.32	3/12/03	4/10/06	SEK

T00000007406430	BANK OF AMERICA	2,774.57	4/30/03	11/17/05	INR

T00000007406671	BANK OF AMERICA	2,240.00	10/31/03	11/07/05	USD

T00000007406672	BANK OF AMERICA	2,908.85	10/31/03	2/17/06	IN

T00000007406675	BANK OF AMERICA	14,525.00	12/01/03	2/13/06	USD

T00000007406674	BANK OF AMERICA	6,692.42	12/03/03	1/20/06	INR

T00000007406678	BANK OF AMERICA	5,900.00	12/03/03	1/17/06	USD

T00000007406680	ZURICH AMERICAN INSU	445,000.00	12/03/03	12/02/05	USD

T00000007406681	ZURICH AMERICAN INSU	15,000.00	12/03/03	12/02/05	USD

T00000007406676	BANK OF AMERICA	2,873.00	12/30/03	1/19/06	USD

T00000007406679	BANK OF AMERICA	21,300.00	12/30/03	1/19/06	USD

T00000007406682	BANK OF AMERICA	20,675.20	1/12/04	3/28/06	USD

T00000007406797	BANK OF AMERICA	20,066.00	1/12/04	12/28/05	USD

T00000007406798	BANK OF AMERICA	6,525.00	1/15/04	3/13/06	USD

T00000007406799	BANK OF AMERICA	7,080.00	1/15/04	3/01/06	USD

T00000007406801	BANK OF AMERICA	358,910.00	3/18/04	3/11/06	GBP

T00000007406808	BANK OF AMERICA	1,235.00	8/06/04	8/05/06	USD

T00000007406809	BANK OF AMERICA	360,038.20	8/06/04	8/05/06	US

T00000007406811	BANK OF AMERICA	48,601.07	8/06/04	8/05/06	INR

T00000007406812	BANK OF AMERICA	72,207.20	8/06/04	8/05/06	INR

T00000007406813	BANK OF AMERICA	24,345.46	8/06/04	8/05/06	INR

T00000007406814	BANK OF AMERICA	3,889.83	8/06/04	8/05/06	INR

T00000007406815	BANK OF AMERICA	80,384.00	8/06/04	8/05/06	USD

T00000007407082	BANK OF AMERICA	48,305.00	8/16/04	8/16/06	USD

T00000007407083	BANK OF AMERICA	9,325.00	8/19/04	4/09/06	USD

T00000007407084	MASHREQBANK	3,927.63	9/17/04	12/30/05	AED

T00000007407087	BANK OF AMERICA, N.A.	1,227,350.01	11/24/04	11/11/05	EUR

T00000007407088	BANK OF AMERICA	46,830.57	1/11/05	11/10/05	HKD

T00000007407089	BANK OF AMERICA	17,652.80	1/14/05	10/14/05	USD

T00000007407090	BANK OF AMERICA	2,825.00	1/14/05	3/25/06	USD

T00000068000454	BANK OF AMERICA	22,800.00	4/06/05	9/05/06	USD

T00000068000455	BANK OF AMERICA	14,511.42	4/07/05	5/24/06	IN

T00000068000461	BANK OF AMERICA	344.08	4/07/05	6/06/06	INR

T00000068000456	BANK OF AMERICA	8,071.86	4/12/05	5/30/06	INR

T00000068000457	BANK OF AMERICA	32,359.58	4/12/05	5/10/06	INR

T00000068000458	BANK OF AMERICA	9,343.76	4/12/05	5/20/06	INR

T00000068000459	BANK OF AMERICA	1,773.55	4/12/05	5/16/06	INR

T00000068000460	BANK OF AMERICA	3,346.92	4/13/05	6/06/06	INR

Schedule 1.1(A)

SCHEDULE 1.1(B)
MANDATORY COST FORMULAE

1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

Schedule 1.1(B)

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

Schedule 1.1(B)

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1(B)

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1(B)

SCHEDULE 2.1

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A	$27,500,000	11.000000000%
Citicorp North America, Inc.	$27,500,000	11.000000000%
Fifth Third Bank, Chicago	$22,500,000	9.000000000%
Harris N.A	$22,500,000	9.000000000%
U.S. Bank National Association	$22,500,000	9.000000000%
Wells Fargo Bank, N.A	$22,500,000	9.000000000%
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	$15,000,000	6.000000000%
JPMorgan Chase Bank, N.A	$15,000,000	6.000000000%
Mizuho Corporate Bank, Ltd.	$15,000,000	6.000000000%
Banca Nazionale Del Lavoro SPA, New York Branch	$12,000,000	4.800000000%
The Bank of New York	$12,000,000	4.800000000%
Morgan Stanley Bank	$12,000,000	4.800000000%
National City Bank of the Midwest	$12,000,000	4.800000000%
The Northern Trust Company	$12,000,000	4.800000000%
Total	$250,000,000	100.000000000%

1
Schedule 2.1

SCHEDULE 9.2

EUROCURRENCY AND DOMESTIC LENDING OFFICES,
CERTAIN ADDRESSES FOR NOTICES

BORROWERS:

Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois 60462
Attention: M. Jeffrey Gittelman
Telephone: (708) 349-3300
Facsimile: (708) 349-5287
Electronic Mail: jeffrey.gittelman@andrew.com
Website Address: www.andrew.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
901 Main Street
TX1-492-14-11
Dallas, Texas 75202-3714
Attention: Denise M. Wolfenberger
Telephone: (214) 209-1375
Facsimile: (214) 290-8373
Electronic Mail: denise.m.wolfenberger@bankofamerica.com
Account No.: 129-2000-883
Ref: Andrew Corporation
ABA# 111000012

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
231 South LaSalle Street
IL1-231-08-30
Chicago, Illinois 60697
Attention: Jeffery T. White
Telephone: (312) 828-3699
Facsimile: (877) 207-0485
Electronic Mail: jeffery.t.white@bankofamerica.com

1
Schedule 9.2

SWING LINE LENDER AND FOREIGN SWING LINE LENDER:

Bank of America, N.A.
Trade Operations
231 South LaSalle Street
IL1-231-06-40
Chicago, Illinois 60697
Attention: Craig W. McGuire
Telephone: (312) 828-1320
Telecopier: (312) 828-1974
Electronic Mail: craig.w.mcguire@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.
1 Fleet Way
PA6-580-02-30
Scranton, Pennsylvania 18507
Attention: Alfonso Malave Jr
Telephone: (570) 330-4212
Telecopier: (570) 330-4186
Electronic Mail: alfonso.malave@bankofamerica.com

2
Schedule 9.2

SCHEDULE 9.6

PROCESSING AND RECORDATION FEES

        The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations	-0-
to members of an Assignee Group (or from members of
an Assignee Group, as applicable)
Each additional concurrent assignment or	$500
suballocation to a member of such Assignee Group (or
from a member of such Assignee Group, as applicable)

1
Schedule 9.6

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Andrew Corporation, a Delaware corporation (the “Company”) and Designated Subsidiaries of the Company (collectively, together with the Company, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

        The undersigned hereby requests (select one):

|_| A Borrowing of Committed Loans |_| A conversion or continuation of Loans

1.	On _________________________________ (a Business Day).

2.	In the amount of $________________________.

3.	Comprised of ___________________. [Type of Committed Loan requested]

4.	In the following currency: _________________.

5.	For Eurocurrency Rate Loans: with an Interest Period of ___ months.

        [The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.1 of the Agreement.]

ANDREW CORPORATION
By:_________________________
Name:_______________________
Title:________________________

A-1

EXHIBIT B-1

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Andrew Corporation, a Delaware corporation (the “Company”) and Designated Subsidiaries of the Company (collectively, together with the Company, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

        The undersigned hereby requests a Foreign Swing Line Loan:

1.	On ________________________ (a Business Day).

2.	In the amount of $________________.

        The Swing Line Borrowing requested herein complies with the requirements of the first proviso to the first sentence of Section 2.4(a) of the Agreement.

ANDREW CORPORATION
By:_________________________
Name:_______________________
Title:________________________

B-1-1

EXHIBIT B-2

FORM OF FOREIGN SWING LINE LOAN NOTICE

Date: ___________, _____

To:	__________________________, as Foreign Swing Line Lender Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Andrew Corporation, a Delaware corporation (the “Company”) and Designated Subsidiaries of the Company (collectively, together with the Company, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

        The undersigned hereby requests a Foreign Swing Line Loan:

1.	On _______________________ (a Business Day).

2.	In the amount of $__________________.

3.	In the following currency:_________________________.

4.	With an Interest Period of ____ months.

        The Foreign Swing Line Borrowing requested herein complies with the requirements of the first proviso to the first sentence of Section 2.5(a) of the Agreement.

ANDREW CORPORATION
By:_________________________
Name:_______________________
Title:________________________

B-2-1

EXHIBIT C-1

FORM OF COMMITTED LOAN NOTE

$____________________	_______________________

        FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of _____________________________ (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of __________________Dollars ($____________), or such lesser principal amount of Committed Loans (as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower [Andrew Corporation (the “Company”)], Designated Subsidiaries of the Borrower [the Company], the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and Foreign Swing Line Lender.

        The Borrower promises to pay interest on the unpaid principal amount of each Committed Loan from the date of such Committed Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Agreement. Except as otherwise provided in Section 2.4(f) of the Agreement with respect to Swing Line Loans and Section 2.5(f) with respect to Foreign Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

        This Note is one of the Committed Loan Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Company Guaranty and the Subsidiary Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Committed Loans and payments with respect thereto.

        The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

C-1-1

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

_______________________________________
By:_________________________
Name:_______________________
Title:________________________

C-1-2

COMMITTED LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-3

EXHIBIT C-2

FORM OF SWING LINE NOTE

$____________________	_______________________

        FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (“Swing Line Lender”), on the date when due in accordance with the Credit Agreement referred to below, the aggregate principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Designated Subsidiaries of the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and Foreign Swing Line Lender.

        The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.

        All payments of principal and interest shall be made to the Swing Line Lender in Dollars in immediately available funds at its Lending Office.

        If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

        This Note is the Swing Line Note referred to in the Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Company Guaranty and the Subsidiary Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by Swing Line Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Swing Line Loans and payments with respect thereto.

        The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

ANDREW CORPORATION
By:_________________________
Name:_______________________
Title:________________________

C-2-2

SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3

EXHIBIT C-3

FORM OF FOREIGN SWING LINE NOTE

$____________________	_______________________

        FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (“Foreign Swing Line Lender”), on the date when due in accordance with the Credit Agreement referred to below, the aggregate principal amount of each Foreign Swing Line Loan from time to time made by the Foreign Swing Line Lender to the Borrower under that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;" the terms defined therein being used herein as therein defined), among the Borrower, Designated Subsidiaries of the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and Foreign Swing Line Lender.

        The Borrower promises to pay interest on the unpaid principal amount of each Foreign Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.

        All payments of principal and interest shall be made to the Foreign Swing Line Lender in Dollars in immediately available funds at its Lending Office.

        If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

        This Note is the Foreign Swing Line Note referred to in the Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Company Guaranty and the Subsidiary Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Foreign Swing Line Loans made by the Foreign Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by Foreign Swing Line Lender in the ordinary course of business. The Foreign Swing Line Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Foreign Swing Line Loans and payments with respect thereto.

        The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

C-3-1

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

ANDREW TELECOMMUNICATION PRODUCTS SRL
By:_________________________
Name:_______________________
Title:________________________

C-3-2

FOREIGN SWING LINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-3-3

EXHIBIT D

GUARANTY

        GUARANTY (this “Guaranty”), dated as of ____________, 200__, made by ANDREW CORPORATION, a Delaware corporation (the “Guarantor”), in favor of each of the Lender Parties (as defined below).

WITNESSETH:

        WHEREAS, pursuant to the Credit Agreement, dated as of September 29, 2005 (the “Agreement”), among the Guarantor, certain Designated Subsidiaries of the Guarantor, the various commercial lending institutions (individually a “Lender” and collectively the “Lenders”) as are, or may from time to time become, parties thereto and Bank of America, N.A., as administrative agent (together with any successors(s) thereto in such capacity, the “Administrative Agent”) for the Lenders, the Lenders have extended Commitments to make Loans to the Borrowers (as defined below); and

        WHEREAS, as a condition precedent to the Lenders making the initial Loans under the Agreement to a Designated Subsidiary, the Guarantor is required to execute and deliver this Guaranty; and

        WHEREAS, the Guarantor has duly authorized the execution, delivery and performance of this Guaranty; and

        WHEREAS, it is in the best interests of the Guarantor to execute this Guaranty inasmuch as the Guarantor will derive substantial direct and indirect benefits from the Loans made from time to time to a Designated Subsidiary by the Lenders pursuant to the Agreement;

        NOW THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans to a Designated Subsidiary pursuant to the Agreement, the Guarantor agrees, for the benefit of each Lender Party, as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.1 Certain Terms. The following terms (whether or not underscored) when used in this Guaranty, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof:

        “Administrative Agent” is defined in the first recital.

        “Agreement” is defined in the first recital.

        “Borrowers” mean the Guarantor and each Designated Subsidiary.

        “Designated Subsidiary” means each subsidiary of the Guarantor identified as a Designated Subsidiary in a Designated Subsidiary Request and Assumption Agreement delivered to the Administrative Agent, from time to time.

        “Guarantor” is defined in the preamble.

        “Guaranty” is defined in the preamble.

        “Lender” is defined in the first recital.

        “Lender Party” means, as the context may require, any Lender, the L/C Issuer or the Administrative Agent and each of its respective successors, transferees and assigns.

        “Lenders” is defined in the first recital.

        “Taxes” is defined in clause (a) of Section 2.8.

        “U.C.C.” means the Uniform Commercial Code as in effect in the State of Illinois.

        SECTION 1.2 Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Guaranty, including its preamble and recitals, have the meanings provided in the Agreement.

        SECTION 1.3 U.C.C. Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the U.C.C. as in effect in the State of Illinois are used in this Guaranty, including its preamble and recitals, with such meanings.

ARTICLE II

GUARANTY PROVISIONS

        SECTION 2.1 Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably

    (a)               guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of any Designated Subsidiary now or hereafter existing under the Agreement, the Notes and each other Loan Document to which any Designated Subsidiary is or may become a party, whether for principal, interest, fees, expenses or otherwise (including, without limitation, all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a) , and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)), and

    (b)               indemnifies and holds harmless each Lender Party and each holder of any Note for any and all costs and expenses (including reasonable attorney’s fees (who may be employees of the Lender Party) and expenses) incurred by such Lender Party or such holder, as the case may be, in enforcing any rights under this Guaranty.

        This Guaranty constitutes a guaranty of payment when due and not of collection, and the Guarantor specifically agrees that it shall not be necessary or required that any Lender Party or any holder of any Note exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Designated Subsidiary (or any other Person) before or as a condition to the obligations of the Guarantor hereunder.

        SECTION 2.2 Acceleration of Guaranty. The Guarantor agrees that, in the event of the dissolution or insolvency of any Designated Subsidiary or the Guarantor, or the inability or failure of any Designated Subsidiary or the Guarantor to pay debts as they become due, or an assignment by any Designated Subsidiary or the Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of any Designated Subsidiary or the Guarantor under bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of any Designated Subsidiary may not then be due and payable, the Guarantor will pay to the Lenders forthwith the full amount which would be payable hereunder by the Guarantor if all such Obligations were then due and payable.

        SECTION 2.3 Guarantor Absolute, etc. This Guaranty shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until all Obligations of each Designated Subsidiary have been finally paid in full in cash, all obligations of the Guarantor hereunder shall have been finally paid in full in cash and all Commitments shall have terminated. The Guarantor guarantees that the Obligations of any Designated Subsidiary will be paid strictly in accordance with the terms of the Agreement, the Notes, and each other Loan Document under which they arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party or any holder of any Note with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of:

2.3.1 any lack of validity, legality or enforceability of the Agreement, any Note or any other Loan Document;

    2.3.2        the failure of any Lender Party or any holder of any Note (i)  to assert any claim or demand or to enforce any right or remedy against any Designated Subsidiary or any other Person (including any other guarantor) under the provisions of the Agreement, any Note, any other Loan Document or otherwise, or (ii)  to exercise any right or remedy against any other guarantor of, or collateral securing, any Obligations of any Designated Subsidiary;

    2.3.3        any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of any Designated Subsidiary, or any other extension, compromise or renewal of any Obligation of any Designated Subsidiary;

    2.3.4        any reduction, limitation, impairment or termination of any Obligations of any Designated Subsidiary for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Guarantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of any Designated Subsidiary or otherwise;

2.3.5 any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Agreement, any Note or any other Loan Document;

    2.3.6        any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty, held by any Lender Party or any holder of any Note securing any of the Obligations of any Designated Subsidiary; or

2.3.7 any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Designated Subsidiary, any surety or any guarantor.

        SECTION 2.4 Reinstatement, etc. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Lender Party or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Designated Subsidiary or otherwise, all as though such payment had not been made.

        SECTION 2.5 Waiver, etc. The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations of any Designated Subsidiary and this Guaranty and any requirement that the Administrative Agent, any other Lender Party or any holder of any Note protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against any Designated Subsidiary or any other Person (including any other guarantor) or entity or any collateral securing the Obligations of any Designated Subsidiary.

        SECTION 2.6 Subrogation. The Guarantor will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of rights of subrogation, reimbursement or otherwise, until the prior payment, in full and in cash, of all Obligations of the Designated Subsidiary. Any amount paid to the Guarantor on account of any payment made hereunder prior to the payment in full of all Obligations of the Designated Subsidiary shall be held in trust for the benefit of the Lender Parties and each holder of a Note and shall immediately be paid to the Administrative Agent and credited and applied against the Obligations of the Designated Subsidiary, whether matured or unmatured, in accordance with the terms of the Agreement; provided, however, that if

(a) the Guarantor has made payment to the Lender Parties and each holder of a Note of all or any part of the Obligations of the Designated Subsidiary, and

(b) all Obligations of the Borrower and each other Obligor have been paid in full and all Commitments have been permanently terminated,

each Lender Party and each holder of a Note agrees that, at the Guarantor’s request, the Administrative Agent, on behalf of the Lender Parties and the holders of the Notes, will execute and deliver to the Guarantor appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations of the Designated Subsidiary resulting from such payment by the Guarantor. In furtherance of the foregoing, for so long as any Obligations or Commitments remain outstanding, the Guarantor shall refrain from taking any action or commencing any proceeding against the Designated Subsidiary (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under this Guaranty to any Lender Party or any holder of a Note.

        SECTION 2.7 Successors, Transferees and Assigns; Transfers of Notes, etc. This Guaranty shall (a) be binding upon the Guarantor, and its successors, transferees and assigns; and (b) inure to the benefit of and be enforceable by the Administrative Agent and each other Lender Party. Without limiting the generality of the foregoing clause (b) , any Lender may assign or otherwise transfer (in whole or in part) any Note or Loan held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Guaranty) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 9.6 and Article XIII of the Agreement.

        SECTION 2.8 Payments Free and Clear of Taxes, etc. The Guarantor hereby agrees that:

    2.8.1        All payments by the Guarantor hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender Party’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Guarantor hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Guarantor will

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the applicable Lender Party an official receipt or other documentation satisfactory to such Lender Party evidencing such payment to such authority; and

    (c)        pay to the applicable Lender Party such additional amount or amounts as is necessary to ensure that the net amount actually received by such Lender Party will equal the full amount such Lender Party would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any Lender Party with respect to any payment received by such Lender Party hereunder or under the Agreement, such Lender Party may pay such Taxes and the Guarantor will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Lender Party after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Lender Party would have received had no such Taxes been asserted.

    2.8.2        If the Guarantor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Lender Party the required receipts or other required documentary evidence, the Guarantor shall indemnify each Lender Party for any incremental Taxes, interest or penalties that may become payable by such Lender Party as a result of any such failure.

    2.8.3        Without prejudice to the survival of any other agreement of the Guarantor hereunder, the agreements and obligations of the Guarantor contained in this Section 2.8shall survive the payment in full of the principal of and interest on the Loans.

        SECTION 2.9 Currency Protection. The Guarantor agrees that if and to the extent that the Obligations are payable in any currency or currencies other than the currency in which such Obligations were created or denominated (the “Eurocurrency”), such aggregate amount of the Eurocurrency shall be increased, to the extent necessary to avoid any loss to the Lender Parties, on account of any change or changes in the value of such other currency or currencies compared to the Eurocurrency at any time or times between the date hereof and the date or dates of payment of the Obligations by the Guarantor.

        SECTION 2.10 Judgments. If the Guarantor fails to fulfill its obligations as required by this guaranty, and suit is brought thereunder in any court within the United States, then with respect to any of the Obligations payable in a currency other than United States Dollars and for the purpose of determining the amount of the judgment in United States Dollars, the applicable rate of exchange shall be that at which Bank of America, N.A. sells such other currency in Chicago, in exchange for United States Dollars, for cable transfer to the place where such Obligation was payable by the Designated Subsidiary. Such selling rate shall be that which is in effect on the Chicago business day on which judgment is given against the Guarantor, or if such day is not a business day in Chicago, then on the Chicago business day next preceding that on which judgment is given against the Guarantor. The Guarantor agrees that its obligation pursuant to this paragraph shall, notwithstanding any U.S. Dollar judgment, be discharged only to the extent that following receipt by the Administrative Agent, for the benefit of the Lender Parties of any sum adjudged to be due hereunder, the Administrative Agent is able in accordance with normal banking procedures to purchase such other currency with the amount of U.S. Dollars so adjudged to be due. The Administrative Agent shall endeavor to purchase such other currency on the business day following receipt of payment of the U.S. Dollar judgment, but if the other currency so purchased is less than the amount originally due to the Lender Parties in such currency, the Guarantor agrees as a separate obligation and notwithstanding any such judgment to indemnify the Administrative Agent and the Lender Parties against such loss.

        SECTION 2.11 Information Concerning Designated Subsidiaries; No Reliance on Representations by Lenders. The Guarantor hereby warrants to the Lenders that the Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial conditions and business of each Designated Subsidiary. No Lender shall have any duty or responsibility to provide the Guarantor with any credit or other information concerning the affairs, financial condition or business of any Designated Subsidiary which may come into such Lender’s possession. The Guarantor has executed and delivered this Guaranty without reliance upon any representation by any Lender with respect to (a) the due execution, validity, effectiveness or enforceability of any instrument, document or agreement evidencing or relating to any of the Obligations or any Loan, or other financial accommodation made or granted to any Designated Subsidiary; (b) the validity, genuineness, enforceability, existence, value or sufficiency of any property securing any of the Obligations or the creation, perfection or priority of any lien or security interest in such property; or (c) the existence, number, financial condition or creditworthiness of other guarantors or sureties with respect to any of the Obligations.

        SECTION 2.12 Indemnification. In consideration of the execution and delivery of the Agreement by each Lender and the extension of the Commitments, the Guarantor hereby indemnifies, exonerates and holds the Administrative Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) any transaction or activity financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan to a Designated Subsidiary;

(b) the entering into and performance of the Agreement and any other Loan Document by any of the Indemnified Parties; or

(c) any investigation, litigation or proceeding related to the acquisition of a permit or license necessary to borrow hard currency (when applicable);

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Guarantor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        The obligations of the Guarantor under this Section 2.12 shall survive any termination of this Guaranty, the payment in full of all Obligations and the termination of all Commitments.

ARTICLE III

MISCELLANEOUS PROVISIONS

        SECTION 3.1 Loan Document. This Guaranty is a Loan Document executed pursuant to the Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof

        SECTION 3.2 Binding on Successors, Transferees and Assigns; Assignment. In addition to, and not in limitation of, Section 2.7, this Guaranty shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of and be enforceable by each Lender Party and each holder of a Note and their respective successors, transferees and assigns (to the full extent provided pursuant to Section 2.7); provided, however, that the Guarantor may not assign any of its obligations hereunder without the prior written consent of the Administrative Agent and the Required Lenders.

        SECTION 3.3 Amendments, etc. No amendment to or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 3.4 Addresses for Notices to the Guarantor. All notices and other communications hereunder to the Guarantor shall be in writing (including facsimile communication) and mailed or faxed or delivered to it, addressed to it at the address or fax number set forth below its signature hereto or at such other address as shall be designated by the Guarantor in a written notice to the Administrative Agent at the address specified in the Agreement complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed or faxed, respectively, be effective when deposited in the mails or faxed, respectively, addressed as aforesaid.

        SECTION 3.5 No Waiver, Remedies. In addition to, and not in limitation of, Section 2.3 and Section 2.5, no failure on the part of any Lender Party or any holder of a Note to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        SECTION 3.6 Section Captions. Section captions used in this Guaranty are for convenience of reference only, and shall not affect the construction of this Guaranty.

        SECTION 3.7 Setoff. In addition to, and not in limitation of, any rights of any Lender Party or any holder of a Note under applicable law, each Lender Party and each such holder shall, upon the occurrence of any Default, have the right to appropriate and apply to the payment of the obligations of the Guarantor owing to it hereunder, whether or not then due, (i)  any and all balances, credits, deposits, accounts or moneys of the Guarantor then or thereafter maintained with such Lender Party or such holder, (ii)  any and all property of every kind or description of or in the name of the Guarantor now or hereafter, for any reason or purpose whatsoever, in the possession or control of, or in transit to, such Lender Party, such holder or any agent or bailee for such Lender Party or such holder or (iii)  any payments owing from any Lender Party to Guarantor; provided, however, that any such appropriation and application shall be subject to the provisions of Section 2.13 of the Agreement.

        SECTION 3.8 Severability. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

        SECTION 3.9 Governing Law, Entire Agreement, etc. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

        SECTION 3.10 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE GUARANTOR SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY AND THE OTHER LOAN DOCUMENTS.

        SECTION 3.11 Waiver of Jury Trial. THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE GUARANTOR. THE GUARANTOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ENTERING INTO THE AGREEMENT.

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ANDREW CORPORATION
By:_______________________
Title:______________________
Address: 10500 West 153rd Street
Orland Park, IL 60462
Attention: Mr. Jeffrey Gittelman
Facsimile No.: 708-349-5287

EXHIBIT E-1

FORM OF DESIGNATED SUBSIDIARY
REQUEST AND ASSUMPTION AGREEMENT

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

        This Designated Subsidiary Request and Assumption Agreement is made and delivered pursuant to Section 2.16 of that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Andrew Corporation, a Delaware corporation (the “Company”), the Designated Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and Foreign Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Subsidiary Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

        Each of ______________________ (the “Designated Subsidiary”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Subsidiary is a Subsidiary of the Company.

        The documents required to be delivered to the Administrative Agent under Section 2.16 and Section 4.2 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

        The parties hereto hereby confirm that with effect from the date hereof, the Designated Subsidiary shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Subsidiary would have had if the Designated Subsidiary had been an original party to the Credit Agreement as a Borrower. The Designated Subsidiary confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

        The parties hereto hereby request that the Designated Subsidiary be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Subsidiary nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Subsidiary Notice delivered to the Company and the Lenders pursuant to Section 2.16 of the Credit Agreement.

E-1-1

        This Designated Subsidiary Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

        THIS DESIGNATED SUBSIDIARY REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

        IN WITNESS WHEREOF, the parties hereto have caused this Designated Subsidiary Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED SUBSIDIARY] By: ________________________________ Title: _______________________________ ANDREW CORPORATION By: Title:

[DESIGNATED SUBSIDIARY]
By:_________________________
Title:________________________
ANDREW CORPORATION
By:_________________________
Title:________________________

E-1-2

EXHIBIT E-2

FORM OF DESIGNATED BORROWER NOTICE

Date: ___________, _____

To:	Andrew Corporation

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

        This Designated Subsidiary Notice is made and delivered pursuant to Section 2.16 of that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Andrew Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Subsidiary Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

        The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [_________________________] shall be a Designated Subsidiary and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

        This Designated Subsidiary Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent
By:_________________________
Title:________________________

E-2-1

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ________

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

        Reference is made to that certain Credit Agreement, dated as of September 29, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Andrew Corporation, a Delaware corporation (the “Company”) and Designated Subsidiaries of the Company (collectively, together with the Company, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

        The undersigned Authorized Corporate Officer hereby certifies as of the date hereof that he/she is the _______________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following for fiscal year-end financial statements]

    1.        Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.1.1(b) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

    1.        Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.1.1(a) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

    2.        The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers during the accounting period covered by the attached financial statements.

    3.        A review of the activities of the Borrowers during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers performed and observed all its Obligations under the Loan Documents, and

[select one:]

        [to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--

        [the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

    4.        The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________________, __________.

ANDREW CORPORATION
By:________________________
Name:______________________
Title:_______________________

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000‘s)

I.	Section 6.2.2(a) – Consolidated Total Debt to EBITDA Ratio.

A.	Actual Consolidated Total Debt at Statement Date:	$_______________

B.	Consolidated EBITDA for four consecutive Fiscal Quarters ending on above date (“Subject Period”):

1.	Consolidated Operating Income for Subject Period:	$_______________

2.	depreciation for Subject Period:	$_______________

3.	amortization for Subject Period:	$_______________

4.	interest income for Subject Period:	$_______________

5.	Consolidated EBITDA (Lines A.1+2+3+4):	$_______________

C.	Consolidated Total Debt to EBITDA Ratio Line I.A / Line B.5:	________ to 1.0

Maximum Permitted:	4.0 to 1.0

II.	Section 6.2.2(b) – Consolidated Senior Debt to EBITDA Ratio.

A.	Actual Consolidated Senior Debt at Statement Date:	$_______________

B.	Consolidated EBITDA for four consecutive Fiscal Quarters ending on above date (“Subject Period”):

1.	Consolidated Operating Income for Subject Period:	$_______________

2.	depreciation for Subject Period:	$_______________

3.	amortization for Subject Period:	$_______________

4.	interest income for Subject Period:	$_______________

5.	Consolidated EBITDA (Lines A.1+2+3+4):	$_______________

C.	Consolidated Senior Debt to EBITDA Ratio Line I.A / Line B.5:	________ to 1.0

Maximum Permitted:	2.0 to 1.0

III.	Section 6.2.2(c) – Consolidated Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Consolidated Operating Income for Subject Period:	$_______________

2.	depreciation for Subject Period:	$_______________

3.	amortization for Subject Period:	$_______________

4.	interest income for Subject Period:	$_______________

5.	Consolidated EBITDA (Lines III.A.1 + 2 + 3 + 4):	$_______________

B.	Consolidated Capital Expenditures for Subject Period (excluding those made in connection with any Acquisition permitted under the Agreement):	$_______________

C.	cash payments of Consolidated Interest Charges for Subject Period:	$_______________

D.	scheduled principal payments on items of the type described in clauses (a), (c) or (f) of the definition of Indebtedness for the Subject Period:	$_______________

E.	Fixed Charge Coverage Ratio ((Line III.A.5 — Line III.B) / (Line III.D + III.E)):	________ to 1.0

Minimum required:	2.5 to 1.0

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

    1.        Assignor:   ______________________________

    2.        Assignee:   ______________________________ [and is an Affiliate/Approved Fund of [identify Lender]]

    3.        Borrower(s): Andrew Corporation and Designated Subsidiaries

    4.        Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

    5.        Credit Agreement: Credit Agreement, dated as of September 29, 2005, among Andrew Corporation, the Designated Subsidiaries from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

    6.        Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders	Amount of Commitment Assigned*	Percentage Assigned of Commitment	CUSIP Number
_____________	$________________	$________________	______________%

_____________	$________________	$________________	______________%

_____________	$________________	$________________	______________%

    [7.        Trade Date: __________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

        The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By: _____________________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By: _____________________________
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as
  Administrative Agent

By:  _________________________________
        Title:

[Consented to:]

ANDREW CORPORATION

By:  _________________________________
        Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

    1.        Representations and Warranties.

    1.1.        Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

    1.2.        Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

    2.        Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

    3.        General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT H

CONTINUING GUARANTY

        FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, and in consideration of any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to ANDREW CORPORATION, a Delaware corporation (the “Company”) and Designated Subsidiaries of the Company pursuant to that certain Credit Agreement, dated as of September 29, 2005 (the “Credit Agreement”), among the Company, Designated Subsidiaries of the Company (as defined therein and, collectively with the Company, referred to as the “Borrowers”), the various financial institutions that are a party thereto (collectively, the “Lenders”) and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent for the Lenders (the “Administrative Agent”), the undersigned Guarantor (whether one or more the “Guarantor”, and if more than one jointly and severally) hereby furnishes its guaranty of the Guaranteed Obligations (as hereinafter defined) as follows:

    1.        Guaranty. The Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations (as defined in the Credit Agreement) payable to the Administrative Agent and the Lenders (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Administrative Agent and Lenders in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty. The obligations of the Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

    2.        No Setoff or Deductions; Taxes. The Guarantor represents and warrants that it is incorporated and resident in the United States of America. All payments by the Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes. If the Guarantor must make a payment under this Guaranty, the Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Administrative Agent for the ratable benefit of the Lenders so that no withholding tax is imposed on the payment. If notwithstanding the foregoing, the Guarantor makes a payment under this Guaranty to which withholding tax applies, or any taxes (other than taxes on net income (a) imposed by the country or any subdivision of the country in which any Lender’s principal office or actual lending office is located and (b) measured by the United States taxable income any Lender would have received if all payments under or in respect of this Guaranty were exempt from taxes levied by the Guarantor’s country) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this Paragraph 2, the Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law such that the applicable Lender receives the sum it would have received had no such deduction or withholding been made and shall also pay to the applicable Lender, on demand, all additional amounts which such Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such taxes had not been imposed.

        The Guarantor shall promptly provide the Administrative Agent and the applicable Lender with an original receipt or certified copy issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

    3.        No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Lenders or facilities provided by the Lenders with respect to the Guaranteed Obligations are terminated. At the Administrative Agent’s option, all payments under this Guaranty shall be made to an office of the Administrative Agent located in the United States and in U.S. Dollars.

    4.        Waiver of Notices. The Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. the Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled.

    5.        Subrogation. The Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of the Lenders or facilities provided by the Lenders with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent for the ratable benefit of the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

    6.        Waiver of Suretyship Defenses. The Guarantor agrees that the Lenders may, at any time and from time to time, and without notice to the Guarantor, make any agreement with the Borrowers or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of the Guarantor under this Guaranty. The Guarantor waives any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever of the liability of the Borrowers, or any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrowers. The Guarantor waives any right to enforce any remedy which the Administrative Agent or any Lender now has or may hereafter have against the Borrowers and waives any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any Lender. Further, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

    7.        Exhaustion of Other Remedies Not Required. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. The Guarantor waives diligence by the Administrative Agent and the Lenders and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Administrative Agent or any Lender to exhaust any right or remedy or to take any action against the Borrowers, any other guarantor or any other person, entity or property before enforcing this Guaranty against the Guarantor.

    8.        Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not the Administrative Agent or any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

    9.        Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to the Guarantor as subrogee of the Lenders or resulting from the Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of the Borrowers to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Lenders and the proceeds thereof shall be paid over to the Administrative Agent for the ratable benefit of the Lenders on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

    10.        Information. The Guarantor agrees to furnish promptly to the Administrative Agent any and all financial or other information regarding the Guarantor or its property as the Administrative Agent may reasonably request in writing.

    11.        Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of any Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Administrative Agent.

    12.        Expenses. The Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of the Administrative Agent’s and the Lender’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of the Administrative Agent and the Lenders in any case commenced by or against the Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of the Guarantor under the preceding sentence shall survive termination of this Guaranty.

    13.        Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent and the Guarantor.

    14.        No Waiver; Enforceability. No failure by the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

    15.        Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind the Guarantor and its successors and assigns, provided that the Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of the Supermajority Lenders (as defined in the Credit Agreement) (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns and the Lenders may, without notice to the Guarantor and without affecting the Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of Illinois. The Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by the Administrative Agent in connection with such action or proceeding shall be binding on the Guarantor if sent to the Guarantor by registered or certified mail at its address specified below. The Guarantor agrees that any Lender may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in such Lender’s possession concerning the Guarantor, this Guaranty and any security for this Guaranty.

    16.        Condition of the Borrowers. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers such information concerning the financial condition, business and operations of the Borrowers as the Guarantor requires, and that neither the Administrative Agent nor any Lender has any duty, and the Guarantor is not relying on the Administrative Agent or any Lender at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrowers.

    17.        Setoff. If and to the extent any payment is not made when due hereunder, any Lender may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with such Lender.

    18.        Other Guarantees. Unless otherwise agreed by the affected Lender and the Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of any Lender or any term or provision thereof.

    19.        Representations and Warranties. The Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (iv) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (v) by virtue of its relationship with the Borrowers, the execution, delivery and performance of this Guaranty is for the direct benefit of the Guarantor and it has received adequate consideration for this Guaranty; and (vi) the financial information, that has been delivered to the Administrative Agent by or on behalf of the Guarantor, is complete and correct in all respects and accurately presents the financial condition and the operational results of the Guarantor and since the date of the most recent financial statements delivered to the Administrative Agent, there has been no material adverse change in the financial condition or operational results of the Guarantor.

    20.        Foreign Currency. If any claim arising under or related to this Guaranty is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Obligations are denominated (collectively the “Obligations Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligations Currency with the Judgment Currency quoted by the Administrative Agent in the place of the Administrative Agent’s choice at or about 8:00 a.m. on the date for determination specified above. The Guarantor shall indemnify the Lenders and hold the Lenders harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by the Guarantor. If any Lender so notifies the Guarantor in writing, at such Lender’s sole and absolute discretion, payments under this Guaranty shall be the U.S. Dollar equivalent of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made.

    21.        WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        Executed this ___ day of ________________, 20__.

[NAME OF THE GUARANTOR]
By:__________________________
Name:________________________
Title:_________________________
Address:________________________
_______________________________

EXHIBIT I

OPINION OF COUNSEL TO THE COMPANY
AND THE SUBSIDIARY GUARANTOR

September ___, 2005

Bank of America, N.A.
  Individually and as Administrative Agent
231 South LaSalle Street
Chicago, Illinois 60697

The Lenders Listed on
  Schedule I Attached Hereto

Re:	Andrew Corporation Credit Agreement

Ladies and Gentlemen:

        We have acted as special counsel Andrew Corporation, a Delaware corporation (“Andrew”) and Andrew Amplifiers, Inc. (“Amplifiers” and, together with Andrew, the “Companies”). This opinion is delivered at the Companies’ request pursuant to Section 4.1.6 of the Credit Agreement, dated as of September __, 2005 (the “Agreement”), among Andrew and Designated Subsidiaries of Andrew, as Borrowers and the various financial institutions party thereto, as the Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender, Foreign Swing Line Lender and L/C Issuer. Capitalized terms used but not otherwise defined in this opinion have the meanings ascribed thereto in the Agreement.

        For purposes of the opinions set forth herein, we have examined an executed counterpart of the Agreement, the Company Guaranty, the Subsidiary Guaranty and the Designated Subsidiary Request and Assumption Agreement and originals of the Notes (collectively, the “Opinion Documents”). We also have examined originals, executed counterparts or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and such other documents as we have deemed necessary for purposes of this opinion. In this examination, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed the documents we have reviewed, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Our examination extended to such matters of law as we deemed necessary for purposes of this opinion. As to matters of fact material to our opinion, we have relied, without independent verification, on the representations in the Opinion Documents and the certificates referred to above. We have assumed that the Opinion Documents have been duly authorized, executed and delivered by each of the parties thereto (other than the Companies) and are enforceable in accordance with their terms against such parties.

        Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge, this shall be based on the knowledge of attorneys of this firm who have performed legal services for the Companies within the past twelve months, and our review of certificates of officers of the Companies with respect to matters of fact contained therein. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such limited representation has been undertaken by us.

        Based upon the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that:

        ARTICLE I.EACH OF THE COMPANIES IS A CORPORATION DULY ORGANIZED AND VALIDLY EXISTING IN GOOD STANDING UNDER THE LAWS OF THE STATE OF DELAWARE. ANDREW IS DULY QUALIFIED AND IN GOOD STANDING AS A FOREIGN CORPORATION IN THE STATE OF ILLINOIS. AMPLIFIERS IS DULY QUALIFIED AND IN GOOD STANDING AS A FOREIGN CORPORATION IN THE STATE OF NEW JERSEY.

        ARTICLE II.EACH OF THE COMPANIES HAS THE REQUISITE CORPORATE POWER AND AUTHORITY TO ENTER INTO THE OPINION DOCUMENTS TO WHICH IT IS A PARTY AND TO PERFORM ITS OBLIGATIONS THEREUNDER.

        ARTICLE III.THE EXECUTION AND DELIVERY OF THE OPINION DOCUMENTS TO WHICH IT IS A PARTY, THE PERFORMANCE BY EACH OF THE COMPANIES OF ITS RESPECTIVE OBLIGATIONS THEREUNDER, AND THE BORROWINGS BY THE EACH OF THE COMPANIES UNDER THE AGREEMENT AND THE NOTES TO WHICH IT IS A PARTY HAVE BEEN DULY AUTHORIZED BY ALL NECESSARY CORPORATE ACTION, AND THE OPINION DOCUMENTS HAVE BEEN DULY EXECUTED AND DELIVERED BY AN AUTHORIZED OFFICER OF EACH COMPANY PARTY THERETO, AND CONSTITUTE THE LEGAL, VALID AND BINDING AGREEMENTS OF SUCH COMPANY, ENFORCEABLE IN ACCORDANCE WITH THEIR TERMS, EXCEPT TO THE EXTENT THAT ENFORCEMENT THEREOF MAY BE LIMITED BY APPLICABLE BANKRUPTCY, INSOLVENCY, FRAUDULENT CONVEYANCE, REORGANIZATION, MORATORIUM AND SIMILAR LAWS OF GENERAL APPLICATION RELATING TO OR AFFECTING THE ENFORCEMENT OF THE RIGHTS OF CREDITORS OR BY EQUITABLE PRINCIPLES, REGARDLESS OF WHETHER ENFORCEMENT IS SOUGHT IN A PROCEEDING IN EQUITY OR AT LAW.

        ARTICLE IV.THE EXECUTION AND DELIVERY OF THE OPINION DOCUMENTS BY EACH COMPANY PARTY THERETO AND THE PERFORMANCE BY EACH SUCH COMPANY OF ITS OBLIGATIONS THEREUNDER DO NOT VIOLATE, RESULT IN THE BREACH OF, OR CONSTITUTE A DEFAULT UNDER, (I) ANY PROVISION IN THE COMPANIES’ RESPECTIVE CERTIFICATES OF INCORPORATION OR BY-LAWS, (II) ANY PROVISION IN ANY INDENTURE, MORTGAGE, LOAN AGREEMENT OR OTHER AGREEMENT FILED AS AN EXHIBIT TO ANDREW’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004, (III) ANY LAW, STATUTE, RULE OR REGULATION THAT, IN OUR EXPERIENCE, IS NORMALLY APPLICABLE BOTH TO GENERAL BUSINESS CORPORATIONS THAT ARE NOT ENGAGED IN REGULATED BUSINESS ACTIVITIES AND TO TRANSACTIONS OF THE TYPE CONTEMPLATED BY OPINION DOCUMENTS, OR (IV) ;TO OUR KNOWLEDGE, ANY WRIT, ORDER OR DECISION OF ANY COURT OR GOVERNMENTAL INSTRUMENTALITY THAT IS BINDING ON EITHER OF THE COMPANIES. NOTWITHSTANDING THE PRECEDING SENTENCE, WE EXPRESS NO OPINION AS TO WHETHER (W) THE EXECUTION AND DELIVERY OF THE OPINION DOCUMENTS, (X) THE PERFORMANCE BY THE COMPANIES OF THEIR RESPECTIVE OBLIGATIONS UNDER THE OPINION DOCUMENTS, (Y) THE BORROWINGS BY THE COMPANIES UNDER THE AGREEMENT OR THE NOTES (Z) THE COMPLIANCE BY THE COMPANIES WITH THE TERMS AND PROVISIONS THEREOF WILL CONSTITUTE A BREACH OF, OR A DEFAULT UNDER, ANY COVENANT OR PROVISION THAT REQUIRES FINANCIAL CALCULATIONS CONTAINED IN ANY AGREEMENT TO WHICH EITHER OF THE COMPANIES IS A PARTY.

        ARTICLE V.NO AUTHORIZATION, APPROVAL OR CONSENT OF ANY GOVERNMENTAL OR REGULATORY BODY IS NECESSARY OR REQUIRED IN CONNECTION WITH THE EXECUTION AND DELIVERY BY EITHER OF THE COMPANIES OF THE OPINION DOCUMENTS TO WHICH SUCH COMPANY IS A PARTY AND NO REGISTRATIONS OR UNDERTAKINGS BY OR WITH ANY GOVERNMENTAL AUTHORITY ARE REQUIRED IN CONNECTION WITH THE BORROWINGS BY EITHER COMPANY UNDER THE AGREEMENT OR THE NOTES TO WHICH SUCH COMPANY IS A PARTY.

        ARTICLE VI.NO FILINGS, RECORDATIONS, NOTIFICATIONS, REGISTRATIONS, NOTARIZATIONS, AUTHENTICATIONS OR OTHER FORMALITIES ARE NECESSARY OR APPROPRIATE TO BE ACCOMPLISHED NOR ANY STAMP OR SIMILAR TAXES TO BE PAID IN CONNECTION WITH THE EXECUTION, DELIVERY OR PERFORMANCE BY EITHER COMPANY OF THE OPINION DOCUMENTS TO WHICH SUCH COMPANY IS A PARTY.

        Our opinion is limited to the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States.

        The foregoing opinions are subject to and qualified by the effect of any requirement that the Administrative Agent or the Lenders take certain actions or make certain determinations in a commercially reasonable manner and in good faith. Moreover, we express no opinion as to the enforceability of (a) any waiver of the right to jury trial, (b) any provision requiring the payment of interest on interest, (c) express or implicit waivers of broad or vaguely stated rights, unknown future rights, defenses to obligations or rights granted by law, where such waivers are against public policy or prohibited by law, (d) indemnity and contribution rights that may be against public policy, or (e) any provision purporting to waive or limit the right to assert any claims, remedies, defenses or rights of setoff that either Company may have at law or in equity, (f) any provision that provides that waivers, consents, amendments or modifications must be in writing, (g) any provision that purports to confer, waive or consent to the jurisdiction of any court, (h) any provision that specifies the law intended to govern any Opinion Document, (i) any provision that provides for reimbursement for attorneys’ fees to the extent such attorneys’ fees are not reasonable or (j) any provision that purports to preserve and maintain the liability of any party despite the fact that the debt that such party guarantees is unenforceable.

        This opinion speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

        This opinion is solely for the benefit of you and your permitted successors and assigns in connection with the transactions contemplated by the Opinion Documents and may not be relied upon by any other Person or for any other purpose, or delivered to any other Person for any other purpose, without our prior written consent, except that the Administrative Agent or any Lender may furnish copies hereof (i) to the Administrative Agent’s or such Lender’s independent auditors and attorneys, (ii) to any United States, state or local authority having regulatory jurisdiction over the Administrative Agent or such Lender or over any Borrower or Subsidiary Guarantor, (iii) pursuant to order of legal process of any court of competent jurisdiction of any governmental agency, and (iv) to a court in connection with the enforcement or protection of the rights or remedies of the Administrative Agent and the Lenders under any Opinion Document.

Very truly yours,

Schedule I

EXHIBIT J

FORM OF NOTICE OF PURCHASE OF MARGIN STOCK

Bank of America, N.A.,
  as Administrative Agent
231 South LaSalle Street
Chicago, Illinois 60697

Re:	Purchase of Margin Stock

Ladies and Gentlemen:

        Reference is hereby made to that certain Credit Agreement, dated as of September 29, 2005 (the “Agreement”), among Andrew Corporation, a Delaware corporation (the “Company”), certain subsidiaries of the Company, certain financial institutions (the “Lenders”) and Bank of America, N.A. (the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Agreement.

        This letter is delivered pursuant to Section 6.1.1(h) of the Agreement. The Company hereby notifies the Administrative Agent and the Lenders that on _______________, _______, the Company purchased (common/preferred and other distinguishing characteristics of stock) stock issued by [name of issuer] for a purchase price of $_______________ per share or $_____________ in the aggregate.

        After such purchase, ______% of the current market value of the Company’s Consolidated Net Assets was represented by margin stock.

Very truly yours,
ANDREW CORPORATION
By:______________________________
Title:_____________________________

J-1

EXHIBIT K

ACQUISITION NOTICE

_________________,____

Bank of America, N.A.,
  as Administrative Agent
231 South LaSalle Street
Chicago, Illinois 60697

Gentlemen and Ladies:

        This notice is delivered to you pursuant to Section 6.2.4 of the Credit Agreement, dated as of September 29, 2005 (the “Agreement”), among Andrew Corporation, a Delaware corporation (the “Company”), certain subsidiaries of the Company, certain financial institutions and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Agreement.

        The Company hereby notifies the Administrative Agent that the Company anticipates that an Acquisition will be effected as described below:

1. The name of the acquiring entity is [identify the Company, or a Subsidiary and, if a newly formed entity describe the ownership structure].

2. The name of the target entity is __________________________.

3. The principal type of business engaged in by the target entity is ___________________________________.

4. The location of the facilities of the target entity is _______________________________________________________.

5. The structure of the Acquisition is __________________________ [describe as asset purchase, stock purchase, merger, etc.].

    6.        The purchase price to be paid by the acquiring entity is $__________ and such amount will be paid as follows [describe type of consideration paid (including assumption of liabilities) and whether any portion is to be paid post-closing].

K-1

7. The anticipated closing date for the Acquisition is ______________.

Very truly yours,
ANDREW CORPORATION
By:______________________________

K-2